  EXHIBIT 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

dated as of

June 17, 2022

by and among

REKOR SYSTEMS, INC.

SOUTHERN TRAFFIC SERVICES, Inc.

the SELLERS named herein

and

the REPRESENTATIVE

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3.15	Absence of Changes	19
3.16	Banking Relationships	20
3.17	Material Contracts	20
3.18	Government Contracts	23
3.19	Insurance	25
3.20	Personnel	26
3.21	Employee Benefits	27
3.22	Environmental Matters	30
3.23	Certain Business Relationships with the Company	30
3.24	Customers	31
3.25	Material Vendors.	31
3.26	Accounts Receivable.	31
3.27	Warranties.	31
3.28	No Other Agreement To Sell	31
3.29	Brokers	32
3.30	Privacy and Security	32
3.31	Exclusivity of Representations	32
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		33
4.1	Organization	33
4.2	Authorization of Transaction	33
4.3	No Conflicts; Consents	33
4.4	Brokers’ Fees	34
4.5	Investment Intent	34
4.6	Shares of Buyer Common Stock.	34
4.7	Capitalization.	34
4.8	Sufficiency of Funds	34
4.9	SEC Reports	34
4.10	Independent Investigation	35
ARTICLE 5 PRE-CLOSING COVENANTS		36
5.1	Conduct of Business by Company Pending the Sale	36
5.2	Control of Operations	38
5.3	No Solicitation	38
5.4	Agreement to Cooperate	39

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5.5	Access to Information and Employees	40
5.6	Notification	40
5.7	Affiliate Matters	41
5.8	Schedule Updates.	41
5.9	Waiver of Company Stockholders Agreement Transfer Restrictions.	41
ARTICLE 6 CONDITIONS PRECEDENT TO CLOSING		41
6.1	Conditions Precedent to Obligation of Buyer	41
6.2	Conditions Precedent to Obligation of Sellers	43
Article 7 TERMINATION		44
7.1	Termination	44
7.2	Effect of Termination	44
ARTICLE 8 POST-CLOSING AND CERTAIN PRE-CLOSING COVENANTS		45
8.1	General	45
8.2	Litigation Support	45
8.3	RSU Grants	45
8.4	Restrictive Covenants.	45
8.5	Release.	49
8.6	Rule 144 Rights.	49
ARTICLE 9 INDEMNIFICATION		50
9.1	Survival	50
9.2	Indemnification Provisions for Benefit of Buyer	50
9.3	Indemnification Provisions for Benefit of Sellers	51
9.4	Claim Procedure	52
9.5	Claims Between the Parties	52
9.6	Defense of Third Party Claims	52
9.7	Limitations on Liability of Sellers	53
9.8	Limitations on Liability of Buyer	54
9.9	Manner of Payment	55
9.10	Exclusive Remedy	56
9.11	Adjustment to Purchase Price	56
ARTICLE 10 TAX MATTERS		57
10.1	Tax Periods Ending on or Before the Closing Date	57
10.2	Straddle Periods	57

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10.3	Structuring Transaction-Related Expenses	58
10.4	Amended Returns	58
10.5	Refunds	58
10.6	Cooperation on Tax Matters	58
10.7	Tax Matters	59
10.8	Transfer Taxes and Fees	59
10.9	Coordination and Survival.	60
ARTICLE 11 MISCELLANEOUS		60
11.1	Public Statements	60
11.2	No Third‑Party Beneficiaries	60
11.3	Entire Agreement	60
11.4	Succession and Assignment	60
11.5	Counterparts	61
11.6	Headings	61
11.7	Notices	61
11.8	Governing Law	62
11.9	Amendments and Waivers	62
11.10	Severability	62
11.11	Expenses	62
11.12	Construction	63
11.13	Incorporation of Exhibits	63
11.14	Specific Performance	63
11.15	Submission to Jurisdiction	64
11.16	Waiver of Jury Trial.	64
11.17	Representative	64
11.18	Conflict of Interest; Attorney-Client Privilege.	66

EXHIBITS

Exhibit A –	Definitions	A-1
Exhibit B –	Earnout EBITDA Illustrative Calculation
Exhibit C –	Disclosure Schedule
Exhibit D –	Accounting Principles
Exhibit E –	Form of Seller Note

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 17, 2022, by and among REKOR SYSTEMS, INC., a Delaware corporation (“Buyer”), SOUTHERN TRAFFIC SERVICES, INC., a Florida corporation (the “Company”), each of (i) Mark Knowles and (ii) Sheila R. Knowles as Trustee under the Revocable Living Trust Agreement of Sheila R. Knowles dated November 25, 2003, Amended and Restated on April 15, 2010 (together, “Sellers” (and each individually a “Seller”)), and Sheila Knowles, as the representative of Sellers (the “Representative”). Buyer, the Company, Sellers and the Representative are sometimes individually referred to herein as a “Party” and collectively herein as the “Parties”. To the extent that capitalized terms are not defined in the text hereof, such terms shall have the meanings set forth in Exhibit A hereto.

RECITALS

A. Sellers own all of the outstanding capital stock of the Company comprised of two thousand (2,000) shares of common stock in the aggregate (the “Acquired Shares”);

B. Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Acquired Shares, subject to the terms and conditions of this Agreement; and

C. As an inducement for Buyer to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, each of the Key Employees has executed and delivered an employment agreement with Buyer (or one of its Affiliates) (each, an “Employment Agreement”), conditioned upon the Closing and effective as of the Closing Date.

Now Therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE 1

THE TRANSACTION

1.1 Purchase and Sale.

Subject to the terms and conditions of this Agreement, at the Closing, Buyer agrees to purchase from Sellers, and Sellers agree to sell to Buyer, all of the Acquired Shares, free and clear of any and all Liens and restrictions on transfer (other than restrictions on transfer under applicable securities Laws).

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1.2 Consideration.

(a) The purchase price (the “Purchase Price”) for the Acquired Shares will be the total of (i) the Cash Consideration, (ii) the Stock Consideration, (iii) the Note Consideration, (iv) the Contingent Consideration and (v) the Earnout Payments, if any, as follows:

(i) Cash Consideration. At the Closing, Buyer will pay Sellers, pro rata based on their respective ownership percentage set forth on Section 2.3 of the Disclosure Schedule (the “Ownership Percentage”), the Estimated Cash Purchase Price in cash subject to adjustment as set forth in Section 1.3(b) (the “Cash Consideration”). The “Estimated Cash Purchase Price” means an amount equal to: (i) $6,500,000 (the “Base Cash Purchase Price”); plus (ii) the Estimated Cash and Cash Equivalents; plus (iii) the Estimated Net Working Capital Adjustment (which may be positive or negative); minus (iv) the amount of Estimated Unpaid Transaction Expenses; minus (v) the amount of Estimated Closing Indebtedness; minus (vi) the amount of the Estimated Unpaid Taxes; minus (vii) the Adjustment Holdback Amount; and minus (viii) the Representative Expense Fund Amount.

(ii) Stock Consideration. At the Closing, Buyer shall pay Sellers, pro rata based on their respective Ownership Percentages, the Stock Consideration in the form of duly authorized and validly issued unregistered shares of Buyer Common Stock calculated on the basis of the Average Trading Price. For purposes of calculating the amount of the Stock Consideration due to each Seller, the total number of shares of Buyer Common Stock to be issued to such Seller in exchange for all Acquired Shares held by such Seller shall be rounded down to the nearest whole number. No fraction of a share of Buyer Common Stock will be issued by virtue of the Transaction. Any Seller who would otherwise be entitled to receive a fraction of a share of Buyer Common Stock shall receive an amount of cash equal to the product obtained by multiplying (A) such fraction by (B) the Average Trading Price, rounded to the nearest whole cent.

(iii) Note Consideration. At the Closing, Buyer will pay to Sellers, pro rata based upon their respective Ownership Percentages, the Note Consideration in the form of unsecured promissory notes with Sellers, each in the form attached hereto as Exhibit E (the “Seller Notes”).

(iv) Contingent Consideration. As additional consideration for the Acquired Shares, Buyer shall pay Sellers, pro rata based upon their respective Ownership Percentages, the Contingent Consideration in cash if on or prior to October 30, 2024, the Company enters into a multi-year extension of the Georgia DOT Contract on substantially similar terms and conditions (including economic terms and conditions). The Contingent Consideration, if any, shall be payable within thirty (30) days of the effectiveness of the extension of the Georgia DOT Contract.

(v) Earnout Consideration. As additional consideration for the Acquired Shares, after the Closing, Buyer shall make the Earnout Payments to Sellers subject to, and in accordance with, Section 1.5.

(b) At the Closing, Buyer shall holdback the Adjustment Holdback Amount, which shall be available for funding any post-Closing adjustment to the Purchase Price in favor of Buyer.

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(c) At the Closing, Buyer shall make the following payments by wire transfer of immediately available funds:

(i) pay on behalf of the Company any payoff amounts with respect to the Estimated Closing Indebtedness to the Third Party accounts, designated by the Company and in accordance with the terms of a payoff letter from each such creditor;

(ii) pay on behalf of the Company and Sellers all Estimated Unpaid Transaction Expenses to each applicable Third Party payee to whom Estimated Unpaid Transaction Expenses will be owing as of the Closing, in accordance with the terms of a payoff letter from each such Third Party payee; and

(iii) pay to an account designated by the Representative a cash amount equal to the Representative Expense Fund Amount;

At least five (5) Business Days prior to the Closing Date, the Representative shall deliver to Buyer documentation, in form and substance reasonably acceptable to Buyer (such documentation, the “Proceeds Allocation Schedule”), setting forth for each of the payments to be made at the Closing under this Section 1.2(c), the identity of each recipient, the dollar amount to be paid, wire instructions and any other information necessary to effect payment thereof.

(d) Withholding. Buyer and the Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable with respect to this Agreement such amounts as may be required to be deducted and withheld therefrom or with respect thereto under the Code, Treasury Regulations or other applicable Tax Law. To the extent that amounts are so deducted or withheld, such amounts (a) shall be timely remitted to the applicable Taxing Authority and (b) if so timely remitted, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.3 Adjustments to Purchase Price.

(a) No later than three (3) Business Days prior to the Closing Date, the Company shall in good faith prepare and deliver to Buyer an estimated balance sheet of the Company as of the Adjustment Time (the “Estimated Closing Balance Sheet”), and a statement (the “Preliminary Closing Statement”) signed by the Chief Financial Officer of the Company, certifying the Company’s good faith calculation and estimate or computation (including all calculations in reasonable detail), of:

(i) the amount of Closing Cash and Cash Equivalents (the “Estimated Cash and Cash Equivalents”);

(ii) the Net Working Capital amount and the Net Working Capital Adjustment (the “Estimated Net Working Capital Adjustment”);

(iii) the amount of Unpaid Transaction Expenses (the “Estimated Unpaid Transaction Expenses”), together with a final invoice or pay-off letter from each applicable Third Party payee to whom Unpaid Transaction Expenses will be owing as of the Closing;

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(iv) the aggregate amount of Closing Indebtedness (the “Estimated Closing Indebtedness”), together with a spreadsheet showing the amount of such Closing Indebtedness owing to each creditor thereof; and

(v) the amount of Unpaid Taxes (the “Estimated Unpaid Taxes”).

The Estimated Closing Balance Sheet and the Preliminary Closing Statement, and each element of the Preliminary Closing Statement, shall be prepared in accordance with the Accounting Principles and be accompanied by reasonable supporting detail. Buyer shall be entitled to comment on and request reasonable changes to the Estimated Closing Balance Sheet or Preliminary Closing Statement. From the time the Estimated Closing Balance Sheet and Preliminary Closing Statement are delivered to Buyer until the Closing, the Company and Representative shall provide Buyer and its representatives with prompt access to information (including Company books and records) and Company personnel and advisers that Buyer reasonably requests relating to the Estimated Closing Balance Sheet, Preliminary Closing Statement or the preparation thereof. The Company and Representative shall consider in good faith any changes Buyer proposes to the Preliminary Closing Statement and revise such statement if, based on their good faith assessment, such changes are warranted. Buyer may accept the Preliminary Closing Statement without waiving its rights to challenge any estimates or computations therein pursuant to Section 1.3(b).

(b) (i) Within ninety (90) calendar days after the Closing Date, Buyer shall prepare and deliver, or cause the Company to prepare and deliver, to the Representative (x) a balance sheet of the Company as of the Adjustment Time and without giving effect to the Closing (the “Proposed Closing Balance Sheet”) and (y) a statement (the “Proposed Closing Statement”) setting forth a proposed good faith calculation of: (A) the amount of Closing Cash and Cash Equivalents; (B) the Net Working Capital amount and the Net Working Capital Adjustment; (C) the amount of Unpaid Transaction Expenses; (D) the amount of Closing Indebtedness; (E) the amount of Unpaid Taxes; and (F) using the amounts referred to in clauses (A) through (E), the Final Cash Purchase Price. The Proposed Closing Balance Sheet and Proposed Closing Statement, and each element thereof, shall be prepared in accordance with the Accounting Principles and be accompanied by reasonable supporting detail.

(ii) Buyer shall cause the Company to make available to the Representative and its accountants (if any) such books, records and personnel of the Company as shall be reasonably necessary for the Representative and its accountants to review the Proposed Closing Statement. Each Party shall pay the costs, if any, of its own accountants and advisors in connection with the preparation and review of the Proposed Closing Statement and any adjustment to the Purchase Price contemplated by this Section 1.3(b).

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(iii) Unless the Representative notifies Buyer in writing that it disagrees with any aspect of the Proposed Closing Statement (the “Objection Notice”) within sixty (60) calendar days after receipt of the Proposed Closing Statement (which Objection Notice shall include the Representative’s objections, proposed revisions and the basis therefor, in each case in reasonable detail (the “Disputed Items”), along with any relevant supporting documents or data), then the amounts set forth in the Proposed Closing Statement shall become final and binding on the Parties, including the Final Cash Purchase Price set forth therein. If the Representative timely provides an Objection Notice to Buyer, then Buyer and the Representative will use commercially reasonable efforts to resolve promptly any Disputed Items. All items in the Proposed Closing Statement other than Disputed Items shall be deemed to be agreed and shall be final and binding for the purposes of this Section 1.3. Any Disputed Items not resolved by Buyer and the Representative within thirty (30) calendar days after Buyer’s receipt of the Objection Notice (the “Remaining Disputed Items”), shall be resolved by a nationally recognized accounting firm mutually agreed upon by Buyer and the Representative (the “Accounting Firm”). No later than thirty (30) calendar days after the engagement of the Accounting Firm, as evidenced by its written acceptance by facsimile or otherwise to the Parties (the “Accounting Firm Engagement Date”), Buyer, on the one hand, and the Representative, on the other hand, shall each submit a brief to the Accounting Firm (with a copy to the other Party) setting forth their respective positions regarding the Remaining Disputed Items. No later than thirty (30) calendar days after the earlier of (x) submission of the last brief, or (y) the thirtieth (30th) day after the Accounting Firm Engagement Date (the “Reply Deadline”), each of Buyer and the Representative shall submit a reply brief to the Accounting Firm (with a copy to the other Party). The Accounting Firm shall render its decision resolving the Remaining Disputed Items within thirty (30) calendar days after the earlier of (A) submission of the last reply brief or (B) the Reply Deadline. If additional briefings, a hearing or other information is required by the Accounting Firm, the Accounting Firm shall give notice thereof to the Parties as soon as practicable before the expiration of such thirty (30) calendar day period, and the Parties shall promptly respond with a view to minimizing any delay in the decision date.

(iv) The Accounting Firm shall not be entitled to consider any items or matters other than the Remaining Disputed Items. The Accounting Firm shall, and Buyer and the Representative shall instruct the Accounting Firm to, (A) render its decision in accordance with the terms hereof (and not by independent review), (B) base its decision on the briefs submitted by Buyer and Representative pursuant to Section 1.3(b)(iii) (unless the Accounting Firm requests an additional response from either Buyer or Representative), and not on independent investigation, and (C) deliver a written report to Buyer and the Representative which sets forth its specific determinations with respect to the Remaining Disputed Items. The determination of the Accounting Firm for any of the Remaining Disputed Items cannot, however, be in excess of, nor less than, the greatest or lowest value, respectively, claimed for that particular item in the Proposed Closing Statement, in the case of Buyer, or in the Objection Notice, in the case of the Representative. Each of Buyer and the Representative agrees that, absent manifest error, they shall be bound by the determination of the Remaining Disputed Items by the Accounting Firm, and such determination shall be used by the Parties to prepare a final calculation of the Final Cash Purchase Price. The fees and expenses of the Accounting Firm shall be borne by Sellers, on the one hand, and Buyer, on the other hand, in the same proportion that the aggregate amount of the items unsuccessfully disputed by each (as finally determined by the Accounting Firm) bears to the aggregate amount of the Remaining Disputed Items submitted to the Accounting Firm for review and resolution.

(c) (i) If the Final Cash Purchase Price is greater than the Estimated Cash Purchase Price, then Buyer shall deliver to Sellers, pro rata based on their respective Ownership Percentages, funds in an amount equal to such difference.

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(ii) If the Final Cash Purchase Price is less than the Estimated Cash Purchase Price, then within five Business Days after the final determination of the Final Cash Purchase Price, Buyer shall release and distribute to the Sellers (pro rata in accordance with their respective Ownership Percentage), an amount (if any) equal to (A) the Adjustment Holdback Amount minus (B) the amount by which the Estimated Cash Purchase Price exceeds the Final Cash Purchase Price; provided that, if the amount by which the Estimated Cash Purchase Price exceeds the Final Cash Purchase Price is greater than the Adjustment Holdback Amount, then within five Business Days after the final determination of the Final Cash Purchase Price, then Sellers, severally pro rata based on their respective Ownership Percentages, shall pay to Buyer the amount equal to such shortfall by offsetting the sum then-currently owed by the Buyer under each Seller Note, and, if the balance of the Seller Notes is insufficient, then by wire transfer of immediately available funds to a bank account designated in writing by Buyer.

(iii) All payments pursuant to this Section 1.3(c) shall be made in cash or same day funds to the bank account designated in writing by the payee, and shall be made within five (5) Business Days after the final determination of the Final Cash Purchase Price and shall include interest accrued thereon since the Closing Date at Prime Rate plus two percent (2%) for the period of time from the Closing until the date of such payment.

1.4 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the third (3rd) Business Day following the satisfaction or waiver (to the extent permitted by applicable Laws) of all conditions to the obligations of the Parties hereto set forth in Article 6 (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or such other date, place or time as Buyer and the Representative may agree. The date of the Closing is referred to as the “Closing Date.” At the Closing, (i) Sellers and the Company shall deliver to Buyer the various certificates, instruments and documents referred to in Section 6.1, (ii) Buyer shall deliver to Sellers the various certificates, instruments and documents referred to in Section 6.2 and (iii) Buyer shall deliver or cause to be satisfied the payments set forth in Sections 1.2 and 1.2(c).

1.5 Earnout Consideration.

(a) Calculation of Earnout Payment. Subject to the terms and conditions set forth in this Section 1.5, Buyer shall pay an amount determined as follows (the “Earnout Payment”): if Earnout EBITDA for the twelve (12) month period ended December 31, 2022 is at least $2,000,000, an amount equal to (i) (A) actual Earnout EBITDA for the twelve month period ended December 31, 2022 plus (B) $250,000 minus (ii) $2,000,000 multiplied by (iii) two (2); provided, that the Earnout Payment shall in no event exceed $2,000,000. For illustrative purposes only, if Earnout EBITDA is $2,500,000, then the Earnout Payment would be $1,500,000 (i.e., ($2,500,000 + $250,000 - $2,000,000 = $750,000) X 2 = $1,500,000). “Earnout EBITDA” means net income plus depreciation and amortization plus income Taxes plus interest minus one-time extraordinary gains and losses, in each case, as determined in accordance with Accounting Principles. Set forth on Exhibit B is an agreed upon illustrative calculation of Earnout EBITDA as of December 31, 2020, December 31, 2021 and the twelve month period ended April 30, 2022.

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(b) Within sixty (60) days following December 31, 2022, Buyer will deliver to Sellers a statement setting forth its good faith determination of Earnout EBITDA of the Company for the twelve (12) month period ending December 31, 2022 and the amount of the Earnout Payment resulting therefrom, if any (such statement, an “Earnout Calculation Statement”). The Earnout Calculation Statement shall set forth in reasonable detail Buyer’s calculations for the amounts set forth therein and include reasonable supporting documentation with respect to the determinations set forth therein. The procedures set forth in Sections 1.3(b)(iii) and 1.3(b)(iv) (with the Seller’s notice setting forth any objections that the Seller has with respect to Buyer’s calculation of any Earnout Payment) will be applied with respect to the Seller’s review, any dispute and the ultimate determination of the calculation of the Earnout Calculation Statement and the Earnout Payment set forth therein; provided, that Sections 1.3(b)(iii) and 1.3(a)(iv) will not apply with respect to any alleged breaches or interpretation of Section 1.5(b).

(c) From the Closing Date and through December 31, 2022, Buyer shall not (i) take, or cause the Company to take, any action with respect to the business, operations or affairs of the Company with the primary intent or primary purpose of (A) reducing Earnout EBITDA of the Company or (B) reducing the amount of Earnout Payments that will be made to Sellers; or (ii) materially alter the Accounting Principles or increase the Company’s overhead costs outside of the Ordinary Course.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of Sellers, severally in accordance with their Ownership Percentages, represents and warrants to Buyer as of the date hereof and as of the Closing that:

2.1 Authorization of Transaction; Binding Agreement.

(a) Such Seller has the full right, capacity and power to enter into this Agreement and each other Transaction Document to which he or she is or will be a party. If such Seller is a trust, such Seller is duly organized and validly existing under the Laws of the jurisdiction of its organization and possesses full power and authority necessary to own the Acquired Shares set forth next to its name on Section 2.3 of the Disclosure Schedule. All necessary action on the part of such Seller has been taken to authorize the execution and delivery of this Agreement and the other Transaction Documents to which he or it is or will be a party and the performance of his or its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

(b) Each Transaction Document to which such Seller is or will be a party has been, or will be upon execution thereof, duly and validly executed and delivered by such Seller and constitutes, or upon its execution and delivery will constitute (in each case, assuming due execution and delivery by each other party thereto) the valid and legally binding obligation of such Seller, enforceable against him or it in accordance with its terms and conditions except to the extent enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium Laws, or other Laws affecting the enforcement of creditors’ rights or by the principles governing the availability of equitable remedies.

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2.2 Noncontravention. Neither the execution and the delivery by such Seller of this Agreement and the other Transaction Documents to which he or she is or will be a party, nor the consummation of the transactions contemplated by this Agreement and the other Transaction Documents by such Seller, will: (a) violate or conflict with any Permit, Order or other restriction, or Law to which such Seller is subject; (b) violate, conflict with, constitute a default or breach under, or result in the termination of or accelerate the performance required by any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, Contract or other instrument of such Seller, or by which such Seller or any of its assets, are bound; or (c) result in the creation of any Lien on any of the Acquired Shares.

2.3 Ownership of Acquired Shares. Such Seller holds of record and owns beneficially, and has good and valid title to, the number of Acquired Shares set forth next to his or its name on Section 2.3 of the Disclosure Schedule hereto free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Liens, options, warrants, purchase rights, Contracts, commitments, equities, claims and demands, and such Acquired Shares represent all of the issued and outstanding Equity and Equity Equivalents of the Company owned by such Seller. Except as set forth in Section 2.3 of the Disclosure Schedule, such Seller is not a party to any option, warrant, purchase right or other Contract or commitment (other than this Agreement) that could require such Seller to sell, transfer or otherwise dispose of or acquire any Acquired Shares or other Equity Equivalents of the Company. At the Closing, such Seller will deliver to Buyer good and valid title to such Acquired Shares, free and clear of all Liens and restrictions on transfer (other than any restrictions under the Securities Act and state securities laws).

2.4 Consents. Except as set forth in Section 2.4 of the Disclosure Schedule, no consent, approval or authorization of, or registration, qualification or filing with, any Governmental Entity or other Person is required for the execution and delivery by such Seller of this Agreement or any Transaction Document to which he or she is or will be a party, or for the consummation by such Seller of the transactions contemplated hereby or thereby.

2.5 Litigation. No Proceeding is pending or, to such Seller’s Knowledge, threatened, against such Seller with respect to or affecting the execution and delivery of this Agreement or any Transaction Document to which he or she is or will be a party, or the consummation by such Seller of the transactions contemplated hereby or thereby.

2.6 Brokers. Except as set forth in Section 2.6 of the Disclosure Schedule, no brokers’ commission or finders’ fee will be owed to any person in connection with the consummation of the transactions contemplated by this Agreement as a result of any action taken by such Seller.

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2.7 Restricted Securities. Such Seller understands that the shares of Buyer Common Stock to be acquired by such Seller pursuant to this Agreement have not been registered under the Securities Act as of the Closing, are being issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Seller’s representations as expressed herein. Such Seller understands that the shares of Buyer Common Stock to be acquired by such Seller pursuant to this Agreement are a “restricted security” under applicable United States federal securities Laws and that, pursuant to these Laws, such Seller must hold the shares of Buyer Common Stock to be acquired by such Seller pursuant to this Agreement until they are registered with the SEC or an exemption from such registration requirements is available.

2.8 Accredited Investor. Such Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and has such knowledge and experience in financial affairs that such Seller is capable of evaluating the merits and risks of an investment in shares of Buyer Common Stock to be acquired by such Seller pursuant to this Agreement. Such Seller, with respect to the shares of Buyer Common Stock to be acquired by such Seller hereunder, is not an “underwriter” within the meaning of Section 2(11) of the Securities Act and is acquiring such shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Sellers and the Company represent and warrant to Buyer as of the date hereof and as of the Closing that, except as set forth on the Company’s disclosure schedule attached hereto as Exhibit C (the “Disclosure Schedule”) (it being understood and agreed that the Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 3, and the disclosures in any section or subsection of the Disclosure Schedule corresponding to any section or subsection of this Article 3 shall qualify other sections and subsections in this Article 3 only if clearly indicated by cross-references to such other sections and subsections or if the applicability of such matter to such other section or subsection is reasonably apparent from the face of such disclosure):

3.1 Organization, Qualification and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida with the requisite power and authority to own, operate and lease its properties and to carry out its business as now conducted and as contemplated to be conducted immediately after the Closing.

(b) The Company is qualified or licensed to do business in the jurisdictions listed on Section 3.1(b) of the Disclosure Schedule. The Company is qualified or licensed to do business in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of its business makes qualification necessary, except where failure to be so qualified would not be reasonably expected to have a Material Adverse Effect.

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3.2 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party and to perform its obligations hereunder and thereunder. All necessary corporate action has been taken by the Company to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is or will be a party and the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which the Company is or will be a party constitutes, or upon its execution will constitute, a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms and conditions, except to the extent enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium Laws, or other Laws affecting the enforcement of creditors’ rights or by the principles governing the availability of equitable remedies. The Company has made available to Buyer correct and complete copies of resolutions adopted by the board of directors of the Company authorizing the execution and delivery of this Agreement and each other Transaction Document and the consummation of the transactions contemplated by this Agreement, which are in full force and effect.

3.3 No Conflicts; Consents.

(a) Neither the execution and the delivery by the Company of this Agreement or any Transaction Document to which the Company is or will be a party, nor the consummation of the transactions contemplated hereby or thereby by the Company, will: (i) violate or conflict with any Permit, Order or other restriction, or Law to which the Company is subject; (ii) violate or conflict with any provisions of any of the Governing Documents, as amended, of the Company; (iii) except as set forth in Section 3.3(a) of the Disclosure Schedule, violate, conflict with or constitute a default under, result in an infringement under, or result in the termination of or accelerate the performance required by any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, Contract or other instrument of the Company, or by which the Company or any of its assets, are bound; or (iv) result in the creation of any Lien on the material assets or properties of the Company.

(b) Except as set forth in Section 3.3(b) of the Disclosure Schedule, no consent, approval, Order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity or other Person on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement.

3.4 Corporate Records. Correct and complete copies of the Governing Documents of the Company have been made available to Buyer. A copy of each of the minute books (containing the records of meetings of the stockholders, board of directors, and any committees of the board of directors), and the stock record books of the Company, if any, relating to its outstanding Equity have been made available to Buyer.

3.5 Capitalization. As of the date hereof and as of the Closing, the Acquired Shares to be delivered by Sellers to Buyer pursuant to this Agreement constitute all of the outstanding Equity of the Company. The Acquired Shares have been duly and validly authorized and issued, are fully paid and nonassessable, and are held of record and owned beneficially by Sellers as set forth on Section 2.3(a) of the Disclosure Schedule hereto. The Acquired Shares were issued in compliance with all applicable Laws governing the issuance of securities and were not issued in violation of (or subject to) any preemptive rights, rights of first refusal or offer or other similar rights. The Company has no outstanding or authorized Equity Equivalents, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other Contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its Equity or Equity Equivalents. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of its Equity or Equity Equivalents. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the Company. There are no declared and unpaid dividends on any Equity or Equity Equivalents. Section 3.5 of the Disclosure Schedule sets forth any shareholders’ agreement, voting trust, proxy or other voting agreement relating to any Equity or Equity Equivalents of the Company or any entity in which the Company has any Equity, Equity Equivalent or debt interest, and the Company has made available to Buyer complete copies of all such agreements.

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3.6 Subsidiaries; Joint Ventures. Except as set forth in Section 3.6 of the Disclosure Schedule, the Company (x) does not presently own or control, directly or indirectly, and has never owned or controlled, directly or indirectly, any interest in any other corporation, limited liability company, partnership, association or other business entity and (y) is not currently a participant in any joint venture, partnership or similar arrangement.

3.7 Compliance.

(a) The Company is, and at all times since June 1, 2019 has been, in compliance in all material respects with, (i) its Governing Documents, and (ii) all Laws and Orders applicable to its business, operations, employment requirements, properties or assets. No notices have been received by and, to the Knowledge of the Company, no claims have been filed or Proceedings initiated against the Company alleging a material violation of or non-compliance with any Laws or Orders. Since June 1, 2019, the Company has not conducted any internal investigation with respect to any actual, potential or alleged material violation of any Law or Order by the Company or any of its officers, directors or employees.

(b) Neither the Company, any Seller, nor any of the respective directors, officers, or employees of the Company or any agent or other Third Party representative acting on behalf of the Company or any Seller, is currently, or since June 1, 2019 has been: (i) a Sanctioned Person, (ii) organized, resident, or located in a Sanctioned Country, (iii) directly or indirectly operating in, conducting business with, or otherwise engaging in any dealings with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws, or (iv) otherwise in violation of any applicable Sanctions Laws, the FCPA, AML Laws, Anti-Corruption Laws, or anti-boycott Laws administered by the U.S. Department of Commerce or the U.S. Internal Revenue Service.

(c) Since June 1, 2017, neither the Company nor any of its directors, officers, or employees, nor any agent or other Third Party representative acting on behalf of the Company, has offered, paid, promised to pay, or authorized payment of any money, or offered, given, promised to give, or authorized giving of anything of value to (i) any Government Official for purposes of influencing any act or decision of such Government Official in its, his or her official capacity, inducing such Government Official to do or omit to do any act in violation of its, his or her lawful duty, or securing any improper advantage, or inducing such Government Official to use its, his or her influence with a foreign Governmental Entity to affect or influence any act or decision of such Governmental Entity, in each case, in order to assist the Company in obtaining or retaining business for or with, or directing business to any person, (ii) any Person, while knowing that all or a portion of such money or thing of value would or will be offered, given, or promised, directly or indirectly, to any Government Official for any prohibited purpose described in clause (i), or (iii) any Person in violation of applicable Anti-Corruption Laws.

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(d) Since June 1, 2019, no act or transaction has been effected by or on behalf of the Company involving the making or authorizing of any payment, or the giving of anything of value, to any Government Official, political party, party official or candidate for political office for the purpose of influencing the recipient in his, her or its official capacity in order to obtain business, retain business or direct business to the Company or any other Person.

3.8 Financial Statements.

(a) Attached to Section 3.8(a) of the Disclosure Schedule are true, correct and complete copies of the Company’s (i) audited balance sheet, and the related statements of comprehensive income and cash flows at December 31, 2019, December 31, 2020 and December 31, 2021, for the fiscal years then ended (the “Audited Financial Statements”), and (ii) unaudited balance sheet and statement of income and cash flow as at and for the four-month period ended April 30, 2022 (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Company Financial Statements”). The Company Financial Statements (including the notes thereto, if any) have been prepared from, and are consistent with, the books and records of the Company, which books and records have been maintained in good faith, and fairly present (in all material respects) the financial condition of the Company as of the dates thereof, and the results of operations and changes in cash flows for the periods then ended, and have been prepared in accordance with GAAP except that the Interim Financial Statements are subject to normal and recurring year-end adjustments, none of which are anticipated to be, individually or in the aggregate, material in amount or effect and do not include footnotes, which, if presented, would not differ materially from those presented in the Audited Financial Statements. Since January 1, 2019, there has been no change in any of the accounting policies, practices or procedures of the Company.

(b) The Company has no Liability required to be accrued for financial accounting purposes on a balance sheet prepared in accordance with GAAP, except for Liabilities (i) that are disclosed in the Company Financial Statements, (ii) that have been incurred since the date of the Interim Financial Statements in the Ordinary Course, (iii) that are executory obligations under the Company’s Contracts, (iv) arising out of this Agreement and the transactions contemplated hereunder, (v) that are not, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company or the operation of its business as conducted prior to the Closing, or (vi) as set forth on Section 3.8(b) of the Disclosure Schedule.

(c) The Company has established and adhered to a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting. There has never been any claim or allegation made in writing or, to the Knowledge of the Company, orally regarding (i) any significant deficiency or material weakness in any system of internal accounting controls used by the Company, or (ii) any fraud or other wrongdoing that involves any of the management or other employees of the Company who have or have had a role in the preparation of financial statements or the internal accounting controls used by the Company.

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(d) Section 3.8(d) of the Disclosure Schedule sets forth a list of all Indebtedness of the Company as of the date of this Agreement and identifies for each item of such Indebtedness the outstanding principal and accrued but unpaid interest as of the date of this Agreement.

(e) Except as set forth in Section 3.8(e) of the Disclosure Schedule (such items set forth in Section 3.8(e) of the Disclosure Schedule, the “COVID Relief Funds”), the Company has not taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under any COVID-19 Legislation, (including, for the avoidance of doubt, any loan, grant, or other financial assistance pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program, or Public Health and Social Services Emergency Fund for relief under Division B of Public Law 116-127 (HSS)). As of the date, if applicable, on which the Company submitted its application for any such COVID Relief Funds, (i) the Company’s application documentation (and all certifications made therein) were true and accurate, and were made in compliance with all applicable Laws and other requirements of any COVID-19 Legislation, and (ii) the Company met all eligibility requirements for receiving the COVID Relief Funds. The Company has managed and deployed all such applicable proceeds therefrom in compliance with all applicable Laws governing the COVID Relief Funds, as applicable. All COVID Relief Funds not repaid in full on or prior to the Closing are eligible for forgiveness under the terms of such COVID Relief Funds. The Company is not currently the subject of an audit, investigation or other inquiry by any Governmental Entity with respect to such COVID Relief Funds.

3.9 Tax Matters. Except as set forth in Section 3.9 of the Disclosure Schedule:

(a) There have been timely filed by the Company all Tax Returns required to have been filed, and all such Tax Returns are true, complete and correct in all material respects. The Company does not use, and has never used, an improper method of accounting, in each case, in determining and reporting its taxable income on its Tax Returns.

(b) The Company has paid all Taxes which have become due and payable by it (whether or not shown on any Tax Return).

(c) There are no Liens for Taxes upon the Company or any of its properties or assets except Liens for Taxes not yet due and payable.

(d) No Seller is a “foreign person” within the meaning of Section 1445 of the Code.

(e) The Company has never been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Code or any similar provision of state, local or foreign Law) or included in a combined, consolidated, unitary or similar Tax Return.

(f) The Company has not entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law that will have a continuing effect with respect to any taxable period or portion thereof beginning on or after the Closing Date.

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(g) All Taxes that are required to have been withheld or collected by the Company have been duly withheld and collected and have been properly paid to or deposited with the appropriate Taxing Authority in accordance with applicable Law.

(h) There is no Proceeding, deficiency or adjustment of which the Company has received written notice now pending against the Company in respect of any Tax, and there are no matters under audit or appeal with any Taxing Authority with respect to Taxes of the Company. The Company has not waived any statute of limitations on or extended the period of assessment or collection of any Tax, which waiver or extension is currently in effect.

(i) The Company is, and has been at all times since December 7, 1988, a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and any corresponding provision of applicable state, local or foreign Law).

(j) No written claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, which claim has not been resolved.

(k) The Company (i) has no Liability for the Taxes of any Person other than itself under Section 1.1502‑6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract (other than any such Contract entered into in the Ordinary Course and the principal purpose of which is not the allocation or sharing of Taxes) or by Law, and (ii) is not party to or bound by or has any obligations under any Tax allocation, Tax sharing, Tax indemnification or other similar Contract (other than any such Contract entered into in the Ordinary Course and the principal purpose of which is not the allocation or sharing of Taxes).

(l) The Company does not have, and has never had, any branch, agency, permanent establishment or other taxable presence in any non-U.S. jurisdiction.

(m) The Company will not be required to pay any Tax after the Closing Date as a result of an election made pursuant to Section 965(h) or 965(i) of the Code.

(n) The Company has no potential Liability for Taxes under Sections 1374 or 1375 of the Code (or any similar provision of state, local or foreign Law).

(o) The Company has (i) duly and timely collected all amounts on account of any material sales or transfer Taxes, including material goods and services, harmonized sales and state, provincial or territorial sales Taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Taxing Authority any such amounts required by Law to be remitted by it, and (ii) for all sales made or services provided that are exempt from any such sales or transfer Taxes, received and retained any appropriate exemption certificates or other documentation qualifying such sales made or services provided as exempt from such sales or transfer Taxes.

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(p) The Company has not distributed stock of another Person, or has had its Equity distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(q) The Company is not and has not been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b) (or any similar provisions of state, local or foreign Law).

(r) The Company will not be required to include any item of income or exclude any item of deduction for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in method of accounting made prior to the Closing, (ii) the use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) a “closing agreement,” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, (iv) an installment sale or open transaction disposition made prior to the Closing, (v) any prepaid amount received or deferred revenue accrued prior to the Closing, or (vi) an election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law).

(s) The Company is not, and has never been, a party to any joint venture, partnership or other Contract or arrangement that could be treated as a partnership for U.S. federal (or applicable state, local or foreign) income Tax purposes.

(t) The Company has not made any election to defer any payroll, social security, unemployment, withholding or other Taxes pursuant to any COVID-19 Legislation, and the aggregate amount of any payroll Tax credits claimed by the Company (whether by reducing employment Tax deposits, claiming such credits on any payroll Tax Return, requesting any advance credit payment, or otherwise) under any COVID-19 Legislation does not exceed the aggregate amount of payroll Tax credits the Company is entitled to receive under such COVID-19 Legislation.

(u) The Unpaid Taxes of the Company (i) did not, as of the date of the Interim Financial Statements, exceed the accrued Liability for Taxes (rather than any accrued Liability for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statements (rather than in any notes thereto) and (ii) will not exceed that accrued Liability as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(v) This Section 3.9 constitutes the sole representation and warranty of Sellers and the Company under this Agreement with respect to tax matters.

3.10 Litigation. Except as set forth on Section 3.10 of the Disclosure Schedule, since June 1, 2019, (a) there have been no Proceedings (i) pending or, to the Company’s Knowledge, threatened against the Company, or any of its properties or assets or to the Company’s Knowledge against any of its directors, officers or employees (in each case, in their capacity as such) or (ii) initiated or threatened by or on behalf of the Company; and (b) the Company has not received written notice or, to the Company’s Knowledge, oral notice of any action, suit or formal Proceeding against the Company, or any of its material properties or assets. To the Knowledge of the Company, there exist no facts or circumstances that are reasonably likely to result in a material Proceeding becoming pending or threatened against the Company, any of its properties or assets or, to the extent related to the business of the Company, any of the directors, managers, officers or employees of the Company.

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3.11 Permits. The Company has all material franchises, permits, licenses, registrations, variances, security clearances, authorizations, certificates, accreditations, and any similar material authority granted by a Governmental Entity (collectively “Permits”) necessary for the conduct of its business as now being conducted by it or the ownership of and operations on its properties or assets. Section 3.11 of the Disclosure Schedule sets forth a complete list of all such Permits. The Company has not received written notice or, to the Company’s Knowledge, oral notice, of any pending Proceedings which could reasonably be expected to result in the revocation, cancellation, suspension or any materially adverse modification of any such Permits. The Company is, and since June 1, 2019, has been, in compliance with all material terms and conditions of all Permits applicable to its businesses, employees, operations, properties or assets, and all of such Permits are valid, binding, in full force and effect and will remain valid, binding, in full force and effect and will be available for use by the Company immediately after the Closing without the action of any party prior to the Closing.

3.12 Real Property. The Company does not own, and has never owned, any real property. Section 3.12 of the Disclosure Schedule lists all real property leased or subleased to the Company (the “Leased Real Property”) and all real property subleased by the Company to any third parties. The Company has made available to Buyer correct and complete copies of the leases and subleases, if any, each as amended to date, pertaining to each of the properties which are listed in Section 3.12 of the Disclosure Schedule (the “Real Property Leases”). With respect to the Leased Real Property:

(a) each Real Property Lease is in full force and effect and, to the Company’s Knowledge, is binding, and enforceable against each of the parties thereto in accordance with their respective terms subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other Laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity;

(b) each of the Company, and, to the Company’s Knowledge, any other party to any Real Property Lease has complied in all material respects with such Real Property Lease;

(c) neither the Company nor, to the Knowledge of the Company, any counterparty to any Real Property Lease is or alleged to be in breach or default in any material respect under any Real Property Lease;

(d) the Company has not received written notice of any condemnation or eminent domain Proceeding pending or threatened against such property or any part thereof;

(e) the Company has good and valid leasehold interest in and to all of the Leased Real Property, free and clear of all Liens except for Permitted Liens; and

(f) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

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The Company has not waived any rights under any Real Property Lease that would be in effect on or after the date of this Agreement and which would be materially adverse to the Company. To the Company’s Knowledge, no event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the other party to any Real Property Lease to declare a default or to accelerate, or which does accelerate, the maturity of any Liability of the Company under any Real Property Lease. To the Knowledge of the Company, each parcel of Leased Real Property is in good operating condition and repair, subject to ordinary wear and tear (consistent with the age of such Leased Real Property). This Section 3.12 constitutes the sole representation and warranty of Sellers and the Company under this Agreement with respect to real property.

3.13 Personal Property; Title to Assets.

(a) Except as set forth in Section 3.13 of the Disclosure Schedule, the Company has good, marketable and valid title to, a valid and binding leasehold interest in, or a valid and binding license or other contractual right to use, the assets, tangible or intangible, shown on the Interim Financial Statements or acquired thereafter, free and clear of all Liens, other than any Permitted Liens. Each tangible asset owned or leased by the Company has been maintained in accordance with normal industry practice, and is in good operating condition and repair, ordinary reasonable wear and tear excepted, and is adequate for the business conducted by the Company. The properties, assets, and rights used or held for use by the Company are reasonably sufficient for the conduct of the business of the Company as currently conducted. In the last twelve (12) months, the Company has not experienced any damage, destruction or other casualty loss, in any case or in the aggregate, in an amount exceeding $100,000, whether or not covered by insurance. Immediately following the Closing, all of such properties, assets and rights will be owned, leased or available for use by the Company on terms and conditions identical or substantially identical to those under which, immediately prior to the Closing, the Company owned, leased, used or held available for use such properties, assets and rights. No Person other than the Company owns or has leased any personal property situated on any premises of the Company that is material to the business of the Company.

(b) With respect to the property and assets it leases, the Company is in compliance with such leases and, holds a valid leasehold interest free of any Liens, other than Permitted Liens.

3.14 Intellectual Property.

(a) Section 3.14(a) of the Disclosure Schedule sets forth a complete and accurate list of all Registered Intellectual Property and a description of all unregistered Trademarks and Software that are owned by the Company and material to the operation of the Company’s business as currently conducted. “Registered Intellectual Property” means any Owned Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Entity at any time. To the Company’s Knowledge, the Owned Intellectual Property is subsisting, valid, and enforceable. Except as otherwise set forth in Section 3.14(a) of the Disclosure Schedule, all required registration, maintenance and renewal fees in connection with the Registered Intellectual Property have been paid and all required documents and certificates in connection with the foregoing have been filed with the relevant Intellectual Property authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting, and maintaining the foregoing. To the Knowledge of the Company, no loss or expiration of any Registered Intellectual Property is reasonably foreseeable.

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(b) (i) Except as set forth in Section 3.14(b) of the Disclosure Schedule, the Company exclusively owns and possesses all right, title and interest in and to the Owned Intellectual Property, and (ii) the Company has sufficient rights pursuant to a valid and enforceable Company IP Agreement to all other Intellectual Property used in, held for use in, or necessary for the operation of the Company’s business as currently conducted and as currently proposed to be conducted, in each case of clauses (i) and (ii), free and clear of all Liens, other than Permitted Liens.

(c) The Company, the conduct of the business of the Company, or any Company Product (including any development, manufacture, reproduction, performance, display, marketing, distribution, importation, offer for sale, sale, license or use thereof) does not infringe, misappropriate, dilute or violate, and has not infringed, misappropriated, diluted or violated, any Intellectual Property rights of any Third Parties. There is not, and there has not been, any Proceeding pending, threatened in writing, or to the Knowledge of the Company, threatened orally by or against the Company, and the Company has not received any written or, to the Company’s Knowledge, oral offer of a license or release, charge, complaint, claim, demand or notice (i) alleging or implying that it has infringed or misappropriated any Intellectual Property rights of any Third Party (including any claim that the Company must license or refrain from using any Intellectual Property rights of any Third Party),or(ii) contesting or seeking to deny or restrict the validity, use, ownership or enforceability of any Owned Intellectual Property.

(d) Except for commercially available “off the shelf” Software, and any Intellectual Property licensed by a Third Party to the Company pursuant to a Company IP Agreement under which the Company uses the Intellectual Property solely to perform services for such Third Party, Section 3.14(d) of the Disclosure Schedule identifies each item of Licensed Intellectual Property that is owned by any Third Party and material to the operation of the Company’s business as currently conducted. The Company has made available to Buyer correct and complete copies of all Company IP Agreements (as amended to date) pursuant to which the Company is granted a license to such Licensed Intellectual Property.

(e) Section 3.14(e) of the Disclosure Schedule lists all Company IP Agreements pursuant to which the Company has granted any license or option to any Third Party with respect to Company Intellectual Property other than (i) any license or option granted to a Governmental Entity pursuant to any Government Contract or (ii) any license or option granted in a Company IP Agreement to a Third Party performing services for the Company as a subcontractor pursuant to the Company IP Agreement.

(f) All Company IP Agreements are legal, valid, binding, and enforceable against the Company and, to the Knowledge of the Company, the other parties thereto (other than the Company). Each of the Company, and, to the Knowledge of the Company, any other party to a Company IP Agreement has complied in all material respects with such Company IP Agreement.

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(g) The Company has taken all reasonable steps under the circumstances to protect, preserve and maintain the Owned Intellectual Property. No Trade Secrets material to the operation of the business as currently conducted have been disclosed by the Company or authorized by the Company to be disclosed to any Person, other than in the Ordinary Course pursuant to a confidentiality agreement. Each Person that has had or currently has access to such Trade Secrets is subject to confidentiality obligations regarding the non-disclosure of such Trade Secrets. To the Knowledge of the Company, no such Person is in breach of any such confidentiality obligation.

(h) The Company Systems are reasonably sufficient in all material respects for their immediate and currently-anticipated future needs of the Company. Since June 1, 2019, there have been no material failures, breakdowns, or continued substandard performance of any Company Systems which have caused the substantial disruption or interruption in or to the use of the Company Systems or the operation of the business of the Company. The Company has taken reasonable precautions to (i) protect the confidentiality, integrity and security of the Company Systems and all information stored or contained therein or transmitted thereby from any theft, corruption, loss or unauthorized use, access, interruption or modification by any Person and (ii) ensure that all Company Systems and Company Products are (A) fully functional and operate and run in a reasonable and efficient business manner in all material respects, and (B) free from any bug, virus, malware or programming, design or documentation error or corruption or material defect.

(i) The Company maintains commercially reasonable policies, procedures, and rules regarding data privacy, protection and security that comply with all Data Security Requirements. There have been no (and the Company has not received any written or, to the Knowledge of the Company, oral charge, challenge, complaint, claim or demand from any Person with respect to any) actual or alleged (A) incidents of security breaches or intrusions or unauthorized access or use of any of the Company Systems or Sensitive Information of the Company, or (B) unauthorized access to or collection, use, processing, storage, sharing, distribution, transfer, disclosure, destruction or disposal of any such Trade Secrets, or any loss, distribution, compromise or unauthorized disclosure thereof.

(j) No Developments owned by the Company and material to the operation of the Company’s business as currently conducted were (in whole or in part) authored, created, conceived, developed, or reduced to practice by or on behalf of, or with any personnel, grants, funds, facilities, Intellectual Property rights, or other resources of any Sponsor, and no Person who was involved in, or who contributed to, the authorship, creation, conception, development, or reduction to practice of such Development for the Company is obligated to assign rights to such Development to the Sponsor. No Sponsor has any valid ownership claim or right in or to such Development.

3.15 Absence of Changes. Since December 31, 2021, (a) there has occurred no result, occurrence, fact, change, event or effect that has had, or would reasonably be expected to have, a Material Adverse Effect, and (b) through the date of this Agreement, the Company (i) has conducted its businesses in the Ordinary Course and (ii) has not taken or agreed to take any action that would be prohibited by Section 5.1, if such action were taken after the date hereof and prior to the Closing without the consent of Buyer.

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3.16 Banking Relationships. Set forth on Section 3.16 of the Disclosure Schedule are the names and locations of all banks and other financial institutions in which the Company has accounts, lines of credit, safety deposit boxes and, with respect to each account, line of credit, and safety deposit box, the names of all persons authorized to draw thereon or to have access to, as well as the account numbers.

3.17 Material Contracts.

(a) Set forth on Section 3.17(a) of the Disclosure Schedule (which lists Contracts by each applicable subsection referenced below in this Section 3.17) is a list of all Contracts, whether written or oral, to which the Company is a party or (other than Government Contracts, including the agreements or arrangements covered by Sections 3.18(a)(i) or 3.18(a)(ii)) by which the Company or any of its properties or assets is bound as of the date hereof (each of such Contracts and agreements set forth on Section 3.17(a) of the Disclosure Schedule, a “Material Contract” and collectively, the “Material Contracts”), of the following categories:

(i) any Contract (or group of related Contracts) that required payments in calendar year 2021 or required or will require payments in calendar year 2022 by or to the Company in excess of $50,000, including any Contract (or group of related Contracts) for the purchase or sale of raw materials, goods, commodities, utilities, equipment, supplies, products or other personal property, or for the furnishing or receipt of services;

(ii) any partnership agreement, joint venture agreement or stockholders’ agreement; any Contract that provides for “earn-outs” or other contingent payments; and any Contract relating to the acquisition or disposition by the Company of any operating business entered into within the three (3) years prior to the date of this Agreement;

(iii) any Contract with any Seller or any Affiliate of the Company or any Seller or with any consultant, employee, officer or director (other than as set forth in clause (iv) below);

(iv) any employment, retention, personal services, consulting, severance, golden parachute or similar Contract with or for the benefit of officers, directors, employees, consultants or agents;

(v) any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Company; any Contract evidencing or governing Indebtedness of the Company or providing for the creation of any Lien upon any of the property or assets of the Company; any Contract (A) relating to any loan or advance to any Person which is outstanding as of the date of the Agreement or (B) obligating or committing the Company to make any such loans or advances; and any currency, commodity or other hedging or swap Contract;

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(vi) any Contract containing covenants restricting competition which have the effect of prohibiting the Company from freely engaging in any business or in any geographic area; any Contract that contains “most favored nations” pricing terms, or requires the Company to deal exclusively with, or grants exclusive rights, rights of first offer, rights of first refusal or similar rights to, any customer, vendor, supplier, distributor, contractor or other party; any Contract that includes minimum purchase conditions or requirements, in either case that exceed $50,000 in any calendar year;

(vii) any Contract that involves non-cancelable commitments to make capital expenditures in excess of $50,000 annually;

(viii) any Contract under which the Company is a (A) lessee of or holds or operates any personal property, owned by any other Person, except for any lease of personal property under which the aggregate annual rental payments do not exceed $50,000 or (B) lessor of or permits any other Person (other than the Company) to hold or operate any personal property owned or controlled by it;

(ix) any collective bargaining agreement or any other Contract with any labor union, works council, trade association or other agreement or Contract with any employee organization;

(x) any agent, sales representative, referral, marketing or distribution agreement or any other agreement that requires payment by or to Company of referral fees, commissions or other monetary or non-monetary compensation in respect of a referral;

(xi) any Contract that contains any “non-solicitation”, “no hire” or similar provisions which restrict the Company from soliciting, hiring, engaging, retaining or employing any other Person’s current or former employees;

(xii) any settlement, conciliation or similar agreement entered into in the past five (5) years or under which there are continuing obligations or Liabilities on the part of the Company;

(xiii) any Contract for the disposition of any portion of the assets or business of the Company (other than sales of products in the Ordinary Course) or for the acquisition by the Company of the assets or business of any other Person (other than purchases of inventory, supplies or components in the Ordinary Course);

(xiv) any Contract wherein or whereby the Company has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, guarantee, or otherwise assume or incur any obligation or Liability and such obligation or duty is uncapped or otherwise not limited (including by reference to standard of conduct) or provides a right of rescission;

(xv) any Contract containing any provision or covenant that binds or purports to bind Affiliates of the Company or that would otherwise bind or purport to bind Buyer or any of its Affiliates after the Closing;

(xvi) any Contract between or among the Company, on the one hand, and any of Sellers or their respective Affiliates (other than the Company), on the other hand, or any Contract between the Company, on the one hand, and any current officer, director, manager or employee of the Company (other than employment and employment-related Contracts made in the Ordinary Course), on the other hand;

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(xvii) any Contract pursuant to which any Person (other than employees of the Company) has authored, created, conceived, developed or reduced to practice any Intellectual Property or Company Products for, on behalf of or under the direction or supervision of, the Company;

(xviii) any power of attorney affecting the Company; and

(xix) any binding commitment or arrangement to enter into any of the foregoing.

(b) The Company has made available to Buyer a correct and complete copy of each Material Contract (or a description if unwritten) (as amended to date and including any purchase orders, statements of work, task orders and other similar agreements relating to such Material Contract). Each Material Contract was duly authorized, executed and delivered by or on behalf of the Company and, to the Company’s Knowledge, each other party thereto. Each of the Material Contracts is in full force and effect and (i) constitutes a valid, binding and enforceable obligation of the Company and, to the Knowledge of the Company, the other parties thereto, (ii) the Company is not and, to the Knowledge of the Company, is not alleged to be in material breach of or default in any material respect under any Material Contract, and (iii) to the Knowledge of the Company, no counterparty is in breach of or default in any material respect under any Material Contract. The Company has not received written notice of an intention by a counterparty to a Material Contract of an intention to terminate such Contract or materially amend the terms of such Contract, other than in the Ordinary Course. The Company has not waived any material rights under any Material Contract. To the Knowledge of the Company, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any counterparty to any Contract to which the Company is or was a party to declare a breach, default or violation under, or make an indemnification claim against the Company with respect to, any such Contract or to terminate, modify or accelerate any terms of any Contract (including any right to accelerate the maturity of any Indebtedness of the Company under any such Contract). The Company has not received written notice of an intention by any party to any Material Contract that provides for a continuing obligation by any party thereto on the date hereof to terminate such Contract or amend the terms thereof, other than modifications in the Ordinary Course.

(c) Prior to the Closing, the Company shall deliver to Buyer an updated version of Section 3.17(a) of the Disclosure Schedule, which shall include a list of all Contracts of the types referred in Section 3.17(a) to which the Company has become a party or subject to after the date of this Agreement; and all such Contracts shall thereafter be deemed to be set forth on Section 3.17(a) of the Disclosure Schedule and to constitute Material Contracts for purposes of the representations and warranties set forth in this Article 3.

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3.18 Government Contracts.

(a) Set forth on Section 3.18(a)(i) of the Disclosure Schedule is a list of each Government Contract, including the contract number and award/effective date, all parties to the contract and whether the contract is a Government Prime Contract or Government Subcontract. Set forth on Section 3.18(a)(ii) of the Disclosure Schedule is a list of each outstanding Bid, including whether the Bid is for a Government Prime Contract or a Government Subcontract and the customer program name. Set forth on Section 3.18(a)(iii) of the Disclosure Schedule is a list of each outstanding teaming agreement or existing joint venture agreement. Except as prohibited by Law, the Company has made available to Buyer correct and complete copies of all such Government Contracts listed on Section 3.18(a)(i) of the Disclosure Schedule (including all related task orders and delivery orders), all such Bids submitted by the Company listed on Section 3.18(a)(ii), and all such teaming agreements and joint venture agreements, if any, listed on Section 3.18(a)(iii) of the Disclosure Schedule. All Government Contracts and any joint venture agreements constitute valid and binding obligations of the Company and, to the Company’s Knowledge, of the other party or parties thereto, and are enforceable in accordance with its terms, and all Bids and teaming agreements were made in the Ordinary Course.

(b) With respect to each Government Contract and Bid: since January 1, 2019, (i) the Company has complied in all material respects with (x) all terms and conditions of each Government Contract and Bid and (y) any requirements of Law pertaining to each Government Contract and Bid; and (ii) each representation and certification executed by the Company pertaining to each Government Contract and Bid was true and correct in all material respects as of its effective date and all such representations and certifications have continued to be current, accurate and complete in all material respects as required by the terms of each Government Contract, Bid or Law.

(c) Since January 1, 2019,there is, and has been, no: (i) audit, indictment, or information, or, to the Knowledge of the Company, administrative, civil fraud or criminal investigation by any Governmental Entity relating to any Government Contract or Bid, (ii) disputes between the Company and a Governmental Entity which have resulted in a government contracting officer’s final decision or (iii) claim or request for equitable adjustment by the Company against a Governmental Entity. To the Knowledge of Company, there is no pending or threatened audit or investigation of the Company by any Governmental Entity with respect to any alleged material misstatement, omission or violation of Law arising under or relating to a Government Contract or Bid. The Company has not conducted or initiated any internal investigation, or made a mandatory or voluntary disclosure to the United States Government or other customer or any prime contractor or higher-tier subcontractor, with respect to any alleged misstatement or omission arising under or relating to any Government Contract or Bid at any time since January 1, 2019.

(d) There are no outstanding material claims or requests for equitable adjustment by or against the Company, on the one hand, and a Governmental Entity, prime contractor, subcontractor or vendor, on the other hand, arising under any Government Contract or Bid. The Company has not initiated or received written notice of material disputes between the Company and a Governmental Entity under any Law or between the Company and any Governmental Entity, prime contractor, subcontractor or vendor arising under any such Government Contract. Since January 1, 2019, the Company has not received any written notice or, to the Company’s Knowledge, oral notice of termination for convenience or default of any Government Contract, in whole or in part and, to the Company’s Knowledge, no such termination has been threatened.

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(e) Since January 1, 2019, the Company is not and has not been, and none of the Company’s officers, directors, managers or other persons having primary management or supervisory responsibility, is or has been, debarred, suspended, deemed non-responsible or otherwise excluded from participation in the award or performance of any Government Contract, nor, to the Knowledge of the Company, has any debarment, suspension or exclusion Proceeding been initiated against the Company.

(f) Section 3.18(f) of the Disclosure Schedule sets forth a complete list of all organizational conflict of interest (“OCI”) mitigation plans entered into in connection with any Government Contract to the extent the Company has any continuing obligations under such OCI mitigation plan. Since June 1, 2019, the Company has never had access to competitively sensitive, non-public information related to any procurement for a Government Contract, or provided systems engineering, technical direction, consultation, technical evaluation, source selection services, or services of any type, prepared specifications or statements of work, or engaged in any other conduct, that would create an unmitigated OCI for the Company as of the Closing Date with respect to those Government Contracts to which the Company is a party.

(g) Section 3.18(g) of the Disclosure Schedule sets forth each current Government Contract that was awarded in part on the Company’s status as a small business, a small disadvantaged business, a woman-owned business, a veteran-owned small business, a service-disabled veteran-owned small business, a historically under-utilized business zone small business, or a Small Business Administration Section 8(a) program participant. Any representation made by the Company about its size or socioeconomic status since January 1, 2019, was accurate, complete, and in compliance with all applicable Laws at the time it was made. The Company has complied in all material respects with any applicable limitations on subcontracting in connection with any Government Contract.

(h) In connection with each Government Contract and Bid, since January 1, 2017, the Company has not received written notice challenging any proprietary markings or rights asserted by the Company in connection with any technical data, computer software, or other Intellectual Property.

(i) The Company has not received any adverse or negative past performance evaluations or ratings by any Governmental Entity, and, to the Knowledge of the Company, no facts exist that could result in any adverse or negative past performance evaluation or rating by any Governmental Entity regarding any Government Contract, or that could affect the evaluation of the any Bid.

(j) Neither the Company nor, to the Knowledge of the Company, any of its employees has made or accepted anything of value, directly or indirectly, to or from any Person in violation of applicable Laws, including (but not limited to) Laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions.

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(k) Neither any Governmental Entity nor any prime contractor or higher-tier subcontractor under a Government Contract nor any other Person: (i) has notified the Company in writing of any actual or alleged violation or breach of any Law or Government Contract; (ii) has withheld or set off, or, to the Knowledge of the Company, attempted to withhold or set off, monies due to the Company under any Government Contract, and no facts or allegations exist that could give rise to such a withhold or set off; or (iii) to the Knowledge of the Company, has questioned or disallowed any costs claimed by the Company under outstanding Government Contracts, and no facts or allegations exist that could give rise to any such disallowed costs.

(l) Since January 1, 2019, the Company has not been issued a show cause, cure, deficiency, default or similar notice from any Governmental Entity or any prime contractor or higher-tier subcontractor relating to any Government Contract, and, no facts or, to the Knowledge of the Company, allegations exist that could give rise to such a notice.

(m) The Company has not assigned or agreed to assign to any Person, or otherwise encumbered or agreed to encumber for the benefit of any Person, any right, title, or interest in or to any Government Contracts, or any account receivable relating thereto. The Company has not entered into financing arrangements with respect to the performance of any outstanding Government Contract.

(n) The Company is not performing at-risk under a Government Contract or for a prospective Government Contract; for the avoidance of doubt, “performing at-risk” means incurring direct costs, other than costs as defined in FAR 31.205-32, at a Person’s sole risk prior to or in anticipation of and without obligation of funding under a Government Contract.

3.19 Insurance. Set forth on Section 3.19 of the Disclosure Schedule is a list of all policies of insurance (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements but not including any policy with respect to a Benefit Plan set forth on Section 3.21(a) of the Disclosure Schedule) to which the Company is a party. Correct and complete copies of all such policies have been made available to Buyer. With respect to each such insurance policy: (a) the policy is in full force and effect by its terms and all premiums payable under such insurance policies have been timely paid as due; (b) none of the Company, or, to the Company’s Knowledge, any other party to the policy, is in breach or default (including with respect to the payment of premiums or the giving of notices), and (c) the Company has not received written notice or, to the Company’s Knowledge, oral notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. Section 3.19 of the Disclosure Schedule sets forth a list of all material claims made by the Company since January 1, 2019 against an insurer in respect of coverage under any insurance policy, and there have been no denials of claims or reservation of rights letters with regard to such claims. To the Knowledge of the Company, there are no claims under such policies which are reasonably likely to exhaust the applicable limit of liability. To the Knowledge of the Company, the Company has reported in a timely manner all reportable events to its insurers.

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3.20 Personnel.

(a) Set forth on Section 3.20(a) of the Disclosure Schedule is a list of, as of the date hereof, (i) the name of all employees and independent contractors of the Company and the country and state in which the employee and/or independent contractor normally works; (ii) the job title, hire date(s), employee status, current annual base salary (or with respect to individuals compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), including any bonus, contingent or deferred compensation, the amounts of accrued and unused leave time, and estimated or target annual incentive compensation of each such person; (iii) the exempt or non-exempt classification of each such person under the Fair Labor Standards Act and any other applicable Law regarding the payment of wages; and (iv) the estimated total annual compensation of each officer and Key Employee of the Company during the fiscal year ending December 31, 2021, (including any bonus, contingent or deferred compensation).

(b) Section 3.20(b) of the Disclosure Schedule sets forth a list of all Change of Control Payments to any employees or independent contractors of the Company owing or arising at, prior to or following the Closing from or as a result of the consummation of the transactions contemplated by this Agreement, including any payments for stock appreciation or similar rights, any severance or bonus plan or payment, or any similar payment including the amount of each such payment. The Company has not made any binding commitment to any directors, officers, employees or former employees or contractors with respect to compensation, benefits, promotion, retention, termination, severance, policies, change in control, other terms and conditions of employment or similar matters in connection with the transactions contemplated by this Agreement.

(c) The Company is not a party to or otherwise bound by any collective bargaining agreement or relationship with any labor union, works council, trade association or other employee organization, and there is no such group which, pursuant to applicable Law, agreement or past practice, must be notified, consulted or with which negotiations need to be conducted in connection with the execution of, or the transactions contemplated by, this Agreement. Since June 1, 2019, the Company has not (i) experienced any strikes, work stoppages, walkouts or other material labor disputes and no such dispute is pending or, to the Company’s Knowledge, threatened, (ii) committed any material unfair labor practice, (iii) to the Company’s Knowledge, experienced any union organizational or decertification activities and no such activities are currently underway or threatened by, on behalf of or against any labor union, works council, trade association or other employee organization with respect to employees of the Company; (iv) implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, provincial or local plant closing or mass layoff Law.

(d) The Company has complied in all material respects with all applicable laws, rules and regulations which relate to wages, hours, occupational safety and health, work authorization, equal employment opportunity, immigration and withholding of income Taxes on wages, unemployment compensation, worker’s compensation, employee privacy and right to know, social security contributions, and the classification of employees as exempt or non-exempt, and the classification of workers as independent contractors, and has paid (i) all wages, salaries, wage premiums, bonuses, commissions, fees and other compensation due and payable to its current and former employees and independent contractors pursuant to applicable Law, Contract or policy and (ii) all social security contributions, wage Tax and other payments due and payable to a Governmental Entity in connection with the employment relationships with its current and former employees pursuant to applicable Law, Contract or policy.

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(e) To the Company’s Knowledge, no employee or independent contractor of the Company is in violation of any term of any employment Contract, confidentiality, noncompetition or other proprietary rights agreement or any other Contract relating to the right of such Person to be employed by, or provide services to, the Company.

(f) There are no pending workman’s compensation Liabilities, matters or experience that individually would reasonably be expected to result in Liability in excess of $25,000 or collectively in excess of $100,000. There is no employment-related charge, complaint, grievance, investigation or obligation of any kind pending or, to the Company’s Knowledge, threatened, in any forum, relating to an alleged violation or breach of any Law or Contract.

(g) Since June 1, 2019, to the Company’s Knowledge, no allegations of sexual harassment have been made to the Company against (i) any Seller, current officer, manager or director of the Company or (ii) any individual in his or her current capacity as an employee of the Company at a level of Program Manager or above.

(h) Except as set forth on Section 3.20(e) of the Disclosure Schedule, as of the date of this Agreement, no officer or manager of the Company or Key Employee and no group of employees or contractors of the Company (including salespersons) has informed the Company in writing of any plan to terminate employment with or services for the Company, and, to the Knowledge of the Company (without any duty of inquiry), as of the date of this Agreement, no officer, manager or Key Employee has any current plans to terminate employment with or services for the Company.

3.21 Employee Benefits.

(a) Except for Contracts set forth on Section 3.17(a)(iv) of the Disclosure Schedule, Section 3.21(a) of the Disclosure Schedule sets forth a list of each plan, fund, program, agreement, policy or arrangement (written or oral) which is sponsored, maintained or contributed to by the Company or with respect to which the Company or any of its ERISA Affiliates has any Liability, for the benefit of its current or former employees, directors, managers or consultants (and their spouses and dependents) that provides: deferred or incentive compensation, compensation, bonus, commission, pension, profit sharing, Equity-related rights (including but not limited to Equity bonus, Equity Equivalents, restricted Equity and restricted Equity Equivalents), termination, salary continuation, employee assistance, supplemental retirement, severance, vacation, sickness, disability, death, material fringe benefit, insurance (including any self-insured arrangements), health or medical, worker’s compensation, supplemental unemployment benefits, post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other benefits; benefits under an Employee Pension Benefit Plan (collectively, the “Pension Plans”); and benefits under an Employee Welfare Benefit Plan (collectively, the “Welfare Plans” and, collectively all arrangements described in this Section 3.21(a) are hereinafter referred to as the “Benefit Plans”; each such Benefit Plan that is sponsored or maintained by the Company is hereinafter referred to as a “Company Pension Plan,” or “Company Benefit Plan,” as appropriate).

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(b) The Company does not maintain any plan intended to be qualified under Section 401(a) of the Code.

(c) Each Company Benefit Plan has been administered in all material respects in accordance with its governing instruments and all applicable laws, including but not limited to ERISA, the Code and the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended, and any guidance issued thereunder (“PPACA”).

(d) With respect to each Company Benefit Plan, all contributions, distributions, reimbursements and payments (including all employer contributions, employee salary reduction contributions, and premium payments) that are due have been made within the time periods prescribed by the terms of each Company Benefit Plan, ERISA, the Code and other applicable laws, and all contributions, distributions, reimbursements or payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. No Company Benefit Plan has any Liability not properly accrued in accordance with the Accounting Principles on the Company Financial Statements.

(e) All required reports and descriptions (including Form 5500 annual reports, Form 1094-C and 1095-C, summaries of benefits and coverage, summary annual reports, and summary plan descriptions) have been timely filed and distributed in all material respects in accordance with the applicable requirements of ERISA, PPACA, and the Code with respect to each Company Benefit Plan.

(f) (i) There have been no Prohibited Transactions with respect to any Company Benefit Plan which could result in material Liability to the Company or any of its ERISA Affiliates; (ii) to the Company’s Knowledge, there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) with respect to any Company Benefit Plan which could result in any Liability to the Company or any of its ERISA Affiliates; and (iii) neither the Company nor any of its ERISA Affiliates have received written notice or, to the Company’s Knowledge, oral notice, of any action, suit, Proceeding, hearing or investigation relating to any Company Benefit Plan (other than routine claims for benefits).

(g) Except as set forth on Section 3.21(g) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate has ever sponsored, maintained or contributed to any Employee Pension Benefit Plan covered by Title IV of ERISA, Section 302 of ERISA or Sections 412, 430 or 431 of the Code. Neither the Company nor any ERISA Affiliate contributes to or has any other Liability under or with respect to any “multiemployer plan” as defined in ERISA Section 3(37), or any “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA or “multiple employer plan” as described in ERISA Section 210.

(h) Except as set forth on Section 3.21(h) of the Disclosure Schedule, the Company does not sponsor or maintain an Employee Welfare Benefit Plan which provides health, life or other welfare benefits or similar coverage for former directors, officers or employees (or any spouse or former spouse or other dependent thereof), other than benefits required by, and to which the Company has complied with, Section 4980B of the Code, Part 6 of Title I of ERISA or similar state or local Laws.

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(i) The Company has made available to Buyer, with respect to each Company Benefit Plan, correct and complete copies of the following: (i) the annual report (if required under ERISA) with respect to each such Company Benefit Plan for the last three (3) years (including all schedules and attachments); (ii) the current summary plan description, together with each summary of material modification required under ERISA with respect to such Company Benefit Plan; (iii) current copies of each written Company Benefit Plan; (iv) for each Company Benefit Plan, all current trust agreements, insurance Contracts and similar instruments with respect to each funded or insured Company Benefit Plan; (v) any coverage, nondiscrimination and top-heavy testing reports for the last three (3) plan years with respect to each Company Benefit Plan that is subject to coverage, nondiscrimination and/or top-heavy testing; (vi) the most recent determination or opinion letter received from the IRS, and (vii) currently in force investment management agreements, administrative services Contracts or similar agreements relating to the ongoing administration, investment or implementation of any Company Benefit Plan.

(j) Except as set forth on Section 3.21(j) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement, alone, or in combination with any other event, shall not (i) entitle any current or former employee or other individual service provider of the Company (or the beneficiaries of such individuals) to any severance, change in control, transaction bonus, retention, or other similar payment under any Company Benefit Plan or otherwise or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee or other individual service provider (or their beneficiaries), or otherwise give rise to any obligation to fund or any Liability under any Company Benefit Plan or otherwise.

(k) No payment which is or may be made by, from or with respect to any Company Benefit Plan or otherwise to any current or former employee, officer or director of the Company in connection with the transactions contemplated by this Agreement, alone, or in combination with any other event, could be subject to an excise Tax under Section 4999 of the Code.

(l) No indemnity or gross-up obligation on or after the Closing for any Taxes imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local, or non-U.S. Tax Law) has been provided or otherwise promised by the Company. Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance with, and is in documentary compliance with, Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder in all material respects. Section 3.21(l) of the Disclosure Schedules sets forth a list of each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code).

(m) Except as set forth on Section 3.21(m) of the Disclosure Schedule, the Company has not undertaken to maintain any Company Benefit Plan for any fixed period of time and each such Company Benefit Plan is terminable at the sole discretion of the Company (as applicable) in accordance with the terms of such plan.

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(n) The Company is not a party to any Contract or arrangement to pay, indemnify or make any payment with respect to any Tax Liabilities of any director, officer or other employee or contractor of the Company or any Seller (excluding obligations to withhold and pay payroll Taxes required under applicable Law).

(o) No employee or other service providers to the Company holds Equity or Equity Equivalents in the Company that is non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

3.22 Environmental Matters.

The Company (i) is in compliance, and at all times since June 1, 2019 has complied, in all material respects with Environmental Laws and has no material Liability under any Environmental Laws; (ii) has not received any written notices, demand letters or requests for information from any Governmental Entity indicating that it may be in violation of, or liable under, any Environmental Law, and the Company is not subject to any pending or, to Company’s Knowledge, threatened claim, action, suit, or Proceeding under any Environmental Law; (iii) has not disposed of or released any Hazardous Substances on, in or under any real property that requires remediation under Environmental Laws or that has resulted in an environmental condition for which the Company has any material Liability; (iv) has not arranged for offsite disposal of any Hazardous Substances for which the Company has any material Liability under any Environmental Laws; and (v) has not conducted within the past three (3) years any material environmental investigation, study, test, audit, review or other analysis in relation to the current or prior business of the Company. This Section 3.22 constitutes the sole representation and warranty of Sellers and Company under this Agreement with respect to environmental matters.

3.23 Certain Business Relationships with the Company. Except as set forth on Section 3.23 of the Disclosure Schedule, no Related Person: (i) owns, directly or indirectly, any interest in any Person that is a competitor, supplier or customer of the Company; (ii) owns, directly or indirectly, in whole or in part, any property, asset or right, real, personal or mixed, tangible or intangible (including any of the Intellectual Property) that is utilized by, or in connection with the business of, the Company; (iii) is a customer of, or supplier, vendor, lessor or licensor to, the Company; (iv) directly or indirectly has an interest in or is, or within the past three (3) years has been, a party to any Contract pertaining or relating to the Company (excluding employment-related Contracts entered into in the Ordinary Course in the case of a Related Person who is an employee of the Company); (v) has borrowed money from or loaned money to the Company (except for advances or incurrence of reimbursable business expenses in the Ordinary Course); (vi) has a claim or cause of action against the Company or its business. As of the Closing, there will be no outstanding or unsatisfied Liabilities of any kind (including notes, accounts receivables, inter-company accounts, notes, guarantees, loans, or advances) between the Company and a Related Person, except for any unpaid salary or compensation owing to an officer or employee of the Company in the Ordinary Course and in accordance with the Company’s normal payroll practices.

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3.24 Customers. Section 3.24 of the Disclosure Schedule lists the ten (10) largest customers (based on net revenue received by the Company) for each of the most recently completed fiscal year and the current fiscal year-to-date (each, a “Material Customer”). Except for completions or expirations of Contracts in accordance with their terms or as otherwise set forth on Section 3.24 of the Disclosure Schedule, since January 1, 2022, no Material Customer has notified the Company in writing that it shall stop, or materially decrease the rate of, buying products and services from the Company. No Material Customer has made an indemnification or similar claim against the Company and, to the Knowledge of the Company, no basis for any such claim by any Material Customer exists. The Company is not currently involved in any material dispute with any Material Customer and, to the Knowledge of the Company, no basis for any such dispute exists.

3.25 Material Vendors. Section 3.25 of the Disclosure Schedule lists the ten (10) largest suppliers and vendors (based on total amount purchased from such supplier or vendor) for each of the most recently completed fiscal year and the current fiscal year-to-date (each, a “Material Vendor”). Except for completions or expirations of Contracts in accordance with their terms or as otherwise set forth on Section 3.25 of the Disclosure Schedule, since January 1, 2022, no Material Vendor has notified the Company that it shall decrease or limit materially its business with the Company or, to the Knowledge of the Company, intends to modify materially its relationship with the Company or increase in any material amount the prices, fees or royalties charged by such Material Vendor to the Company. The Company is not currently involved in any material dispute with any Material Vendor and, to the Knowledge of the Company, no basis for any such dispute exists.

3.26 Accounts Receivable. All accounts and notes receivable reflected on the Interim Financial Statements are, and all accounts receivable that will be included on the Estimated Closing Balance Sheet will be, (i) valid, existing and genuine; (ii) bona fide receivables arising in the Ordinary Course (net of allowances for doubtful accounts reflected on such balance sheets); (iii) are not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, judgment, security interest or other Lien (other than Permitted Liens); and (iv) no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables by the Company.

3.27 Warranties. Except for warranty claims that have been fully resolved or for which the Company has no continuing Liabilities or as otherwise set forth in Section 3.27 of the Disclosure Schedule, and since June 1, 2019, no claims have been made or threatened in writing under product or service warranties of the Company with respect to products or services sold or furnished by the Company prior to the date hereof.

3.28 No Other Agreement To Sell. Other than the sale of assets in the Ordinary Course and except with respect to the transactions contemplated by this Agreement, the Company has no legal obligation, absolute or contingent, to any other Person to sell, encumber or otherwise transfer the Company, any Acquired Shares, the assets or the business of the Company (in whole or in part), or to effect any merger, consolidation, combination, exchange, recapitalization, liquidation, dissolution or other reorganization involving the Company, or to enter into any agreement with respect thereto.

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3.29 Brokers. Except as set forth on Schedule 3.29 of the Disclosure Schedule, no broker, finder or investment banker or other Person is directly or indirectly entitled to any brokerage, finder’s or other contingent fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates.

3.30 Privacy and Security. Except as set forth in Schedule 3.30 of the Disclosure Schedule,

(a) Since June 1, 2019, the Company’s past and present collection, use, analysis, disclosure, transfer, retention, storage, security, and dissemination of Personal Information complies in all material respects with (i) any Contract to which the Company is a Party or (ii) any applicable Laws, including Privacy and Security Laws.

(b) The Company: (i) to the Company’s Knowledge, is not under investigation by any Governmental Entity for a violation of any Privacy and Security Laws; (ii) has not received any written notices from any Person or Governmental Entity relating to any such violations; and (iii) to the Company’s Knowledge, is not subject to any claim with respect to the loss, damage or unauthorized access, use, disclosure, modification or other misuse of Personal Information, and no such claim has been threatened in writing.

(c) The Company has, contractually or otherwise, required its Third Party service providers who access, use, process, or further disclose Personal Information and/or Sensitive Information to adhere to the Company’s corporate policies, including those applicable to data privacy, data security, and Personal Information, and all applicable Laws.

(d) Complete and accurate copies of any written complaints, claims or demands delivered to the Company since June 1, 2019, alleging a violation of any Privacy and Security Laws, have been provided to Buyer.

(e) Since June 1, 2019, there has been no unauthorized use or disclosure of Personal Information of any Third Party by the Company or unauthorized use or disclosure of Personal Information of the Company that would constitute a breach for which notification to individuals and/or regulatory authorities is required under any applicable Privacy and Security Laws.

(f) The Company has not provided any service to any Third Party nor have any products or services offered or provided by the Company been used by the Company, or to the Knowledge of the Company, by any Third Party for “offensive” activities, including cyber warfare, unauthorized cyber-attacks or interventions on non-Company products or systems, or the manufacture or acquisition of cyber weapons. The Company does not offer to any customer or other Person, and has not engaged in any, such “offensive” activities, using either products or services developed by the Company or products or services developed by and/or acquired from Third Parties.

3.31 Exclusivity of Representations. Except as expressly set forth in Article 3, neither the Sellers, the Company, nor any of their Affiliates or any director, manager, officer, employee, agent or representative of any of the foregoing has made or is making any representation or warranty whatsoever, express or implied, (a) with respect to the Company or (b) as to the accuracy or completeness of any information regarding the Company furnished or made available to the Buyer and its representatives.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and Sellers that:

4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware with the requisite power to own, operate and lease its properties and to carry out its business as now conducted.

4.2 Authorization of Transaction. Buyer has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party and to perform its obligations hereunder and thereunder. All necessary action, corporate or otherwise, has been taken by Buyer to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is or will be a party and the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which Buyer is or will be a party constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms and conditions, except to the extent enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium Laws, or other laws affecting the enforcement of creditors’ rights or by the principles governing the availability of equitable remedies.

4.3 No Conflicts; Consents.

(a) Neither the execution and the delivery of this Agreement by Buyer or any Transaction Document to which Buyer is or will be a party, nor the consummation of the transactions contemplated hereby or thereby by Buyer, will: (i) violate or conflict with any Permit, Order or other restriction, or Law to which Buyer is subject; (ii) violate or conflict with any provisions of any of the Governing Documents, as amended, of Buyer; (iii) violate, conflict with or constitute a default under, result in an infringement under, or result in the termination of or accelerate the performance required by any of the terms, conditions or provisions of, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement, Contract or other instrument of Buyer, or by which Buyer or any of its assets, are bound; or (iv) require any consent or other action by any Person, except for filings with the SEC, notifications to NASDAQ and filings under state securities Laws or “blue sky” laws.

(b) No consent, approval, Order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity or other Person on the part of Buyer is required in connection with the consummation of the transactions contemplated by this Agreement.

4.4 Brokers’ Fees. No broker, finder or investment banker or other Person is directly or indirectly entitled to any brokerage, finder’s or other contingent fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

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4.5 Investment Intent. Buyer is acquiring the Acquired Shares for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and the rules and regulations issued pursuant thereto.

4.6 Shares of Buyer Common Stock. The shares of Buyer Common Stock to be issued and delivered to Sellers in accordance with this Agreement, and such shares, when so issued and delivered, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens, except for restrictions under applicable federal and state securities Laws and this Agreement and free of any outstanding subscriptions, preemptive rights, rights of first refusal or “put” or “call” rights created by statute or any Contract to which the Buyer is a party or by which the Buyer or any of its assets is bound. The RSU Grants to be issued will have the rights, preferences and priorities, inter alia, as set forth in the Buyer 2017 Equity Award Plan.

4.7 Capitalization. As of June 17, 2022, the Buyer Common Stock consists of (a) 100,000,000 authorized shares of common stock, $0.001 par value per share, of which 49,916,248 shares are issued, 49,874,726 shares are outstanding and 41,522 are treasury shares, (b) 692,311 shares of common stock subject to purchase in connection with outstanding warrants and (c) 3,296,929 shares of common stock reserved for issuance pursuant to Buyer’s equity incentive plan and in respect of outstanding stock options and restricted stock units. Except as disclosed in the SEC Reports, no bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which Buyer’s stockholders may vote are issued or outstanding. All issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. The shares comprising the Stock Consideration, when issued, will be duly authorized, validly issued, fully paid and nonassessable shares of Buyer Common Stock and will not be issued in violation of any preemptive right.

4.8 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

4.9 SEC Reports.

(a) For the past year, Buyer has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable Law (all such forms, reports and documents, together with all exhibits and schedules thereto, the “SEC Reports”). Each of the consolidated balance sheets included in or incorporated by reference into the SEC Reports (including related notes and schedules) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presents, in all material respects, the consolidated financial position of Buyer and its Affiliates (or such entities as indicated in such statements) as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the SEC Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Buyer and its Affiliates (or such entities as indicated in such balance sheet) for the periods set forth therein (subject, in the case of unaudited statements, to (i) such exceptions as may be permitted by Form 10-Q and (ii) normal, recurring year-end audit adjustments which are not material in the aggregate), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

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(b) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of the last such amendment or superseding filing) or submission date, as the case may be (i) each SEC Report complied as to form, in all material respects, with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, as amended, or any successor statute, rules or regulations thereto (“Sarbanes-Oxley Act”) and the Dodd-Frank Act of 2010, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date such SEC Report was filed, and (ii) each SEC Report did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, to the Knowledge of Buyer, none of the SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. No executive officer of Buyer has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report. Neither Buyer nor, to the Knowledge of Buyer, any of its Representatives, has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. Except as previously disclosed in the SEC Reports, Buyer and, to the Knowledge of Buyer, each of its officers and directors, have been and are in compliance, in all material respects, with (A) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and (B) the applicable listing and corporate governance rules and regulations of the NASDAQ Global Select Market.

4.10 Independent Investigation. The Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transaction, the Buyer has relied solely upon its own investigation and the express representations and warranties of the Sellers and the Company set forth in Article 2 and Article 3 of this Agreement (including the related portions of the Disclosure Schedule); and (b) neither the Sellers, the Company, nor any other Person has made any representation or warranty as to the Company or this Agreement, except as expressly set forth in Article 3 of this Agreement (including the related portions of the Disclosure Schedule).

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ARTICLE 5

PRE-CLOSING COVENANTS

5.1 Conduct of Business by Company Pending the Sale. Except as otherwise expressly contemplated by this Agreement or on Schedule 5.1 or agreed to by Buyer in writing, from the date hereof until the Closing (or earlier termination of this Agreement) (the “Interim Period”), the Company shall:

(a) conduct its business in the Ordinary Course;

(b) not (i) amend or propose to amend its Governing Documents, (ii) split, combine or reclassify its outstanding Equity or Equity Equivalents, or (iii) repurchase, redeem or otherwise acquire any of the outstanding Acquired Shares;

(c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any Equity or Equity Equivalents or enter into any Contract with respect to any of the foregoing;

(d) not (i) incur or become contingently liable with respect to any Indebtedness other than pursuant to its current credit facilities in the Ordinary Course, (ii) make any acquisition of any businesses or material assets or any other capital expenditures (other than expenditures for fixed or capital assets in the Ordinary Course), (iii) sell, pledge, dispose of or encumber any businesses or material assets, other than sales in the Ordinary Course, (iv) loan, advance funds or make any investment in or capital contribution to any other Person, or (v) enter into any Contract with respect to any of the foregoing;

(e) not (i) merge or consolidate or agree to merge or consolidate with or into any other Person, (ii) enter into any joint ventures, strategic alliance, partnership, sharing of profit arrangement or similar arrangement or (iii) form a Subsidiary;

(f) use commercially reasonable efforts to (i) preserve intact its business, business organizations and goodwill, (ii) retain its officers, key employees and consultants and (iii) maintain and preserve its relationships with customers, suppliers, vendors, regulatory authorities and others having business relationships with the Company;

(g) not (i) enter into any new line of business, or incur or commit to incur any capital expenditures or Liabilities in connection therewith or (ii) abandon or discontinue any existing lines of business;

(h) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its business in such amounts and against such risks and losses as are consistent with past practice;

(i) not enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the transactions contemplated by this Agreement);

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(j) not enter into any sale, lease or license in respect of any of its assets, except for sales of inventory in the Ordinary Course;

(k) not revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivables, or change any method of accounting or accounting principles or practice;

(l) not (i) amend any Tax Return, (ii) settle any Tax claim or assessment, (iii) consent to any extension or waiver of the limitations period with respect to any Tax claim or assessment, (iv) surrender any right to claim a refund of Taxes, (v) make or change any material Tax election, (vi) change any annual Tax accounting period, or (vii) elect to adopt any method of Tax accounting that, in each case, would have the effect of increasing the Liability of the Company for any Taxes for any Tax period (or portion thereof) beginning after the Closing Date; provided, however, that nothing in this Section 5.1(l) shall preclude the Company from filing Tax Returns in the Ordinary Course;

(m) not (i) make any material change in the compensation or benefits payable to any of its current or former directors, officers, employees or other individual service providers, other than (x) in the case of employees who are not officers, normal annual increases in base salaries or wage rates in the Ordinary Course, or (y) as required by the terms of any Company Benefit Plan existing on the date hereof that is listed in Section 3.21(a) of the Disclosure Schedule, (ii) hire any new employees or engage any new independent contractors, unless such hiring or engagement is in the Ordinary Course and if such hiring is for other than a person directly chargeable to contracts is with respect to employees or contractors having an annual base salary or fee and incentive compensation opportunity not reasonably expected to exceed $100,000, (iii) except to the extent required by applicable Law or by written agreements existing on the date of this Agreement that have been disclosed in Section 3.17(a) of the Disclosure Schedule, enter into or amend any Contracts of employment or any contractor, consulting, bonus, severance, retention, change in control, retirement or similar agreement, if such Contract or other agreement relates to a person not directly chargeable on Contracts with an annual base salary and incentive compensation opportunity exceeding $100,000, (iv) grant any new severance, retention or termination pay to, or amend any existing severance, retention or termination arrangement with, any current or former director, officer or employee of Company, (v) increase or accelerate the payment, funding or vesting of, any compensation or employee benefits (except as required pursuant to this Agreement), including those under any existing severance, retention or termination pay policies or employment agreements, (vi) enter into or amend any employment, consulting, deferred compensation or other similar agreement with any director or officer of the Company, (vii) establish, adopt or amend (except as required to comply with applicable Law or as may be necessary in connection with an annual renewal) any collective bargaining agreement or Benefit Plan, (viii) terminate the employment or services of any employee or contractor of the Company, unless such termination is in the Ordinary Course, or (ix) grant or announce any equity-based incentive awards;

(n) (i) not abandon or fail to maintain any material Company Intellectual Property, or (ii) license, assign, sell or otherwise transfer any material Company Intellectual Property;

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(o) (i) not make any material change, modification or amendment to any Contract listed on Section 3.17 or 3.18 of the Disclosure Schedule that could reasonably be expected to be adverse to the Company in any material respect; (ii) not terminate any Contract listed on Section 3.17 or 3.18 of the Disclosure Schedule; (iii) not enter into any agreement that would constitute a “Material Contract” or “Government Contract” as defined herein (other than Government Contracts entered into pursuant to the Bids listed on Section 3.18(a)(ii) of the Disclosure Schedule) that could reasonably be expected to be adverse to the Company in any material respect; (iv) not create any Lien with respect to any of its properties or assets, except for Permitted Liens; (v) not declare, set aside or pay any dividends, or otherwise make any distribution with respect of the Acquired Shares; (vi) not make any direct or indirect redemption, purchase or other acquisition of the Acquired Shares; or (vii) enter into any new lease, sublease, license or other Contract for the use, occupancy or acquisition of any real property;

(p) not (i) waive any valuable right of the Company or material debt owed to it, or (ii) settle or compromise any Proceeding (whether or not commenced prior to the date of this Agreement) (A) involving the payment of, or an agreement to pay over time, in cash, notes or other property, in the aggregate, an amount exceeding $50,000, (B) which after the Closing Date will require the Company to satisfy any obligation or (C) which imposes any equitable or injunctive relief;

(q) not change in any material respect (A) its maintenance of working capital or deferred revenue balances, (B) its cash management practices or (C) its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits; or

(r) enter into or authorize a Contract with respect to any of the foregoing actions, or commit to take any action to effect any of the foregoing actions.

5.2 Control of Operations. Nothing contained in this Agreement shall give to Buyer, directly or indirectly, rights to control or direct the operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

5.3 No Solicitation. During the Interim Period:

(a) Neither Sellers nor the Company shall, directly or indirectly:

(i) solicit any proposal or offer that constitutes, or would reasonably be expected to lead to, a proposal for any merger, consolidation, recapitalization, reorganization, Equity exchange, business combination, liquidation, dissolution or similar transaction involving the Company and a Third Party, or any acquisition by a Third Party of the Acquired Shares or any business or assets of the Company, or any combination of the foregoing, in a single transaction or a series of related transactions (in each case, an “Acquisition Proposal”);

(ii) participate in negotiations concerning or provide any information in connection with an Acquisition Proposal; or

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(iii) execute or enter into any agreement, understanding or arrangement with respect to any Acquisition Proposal.

(b) The Representative and the Company shall (A) notify Buyer promptly if any Person makes any written unsolicited proposal, offer, inquiry or contact with respect to any Acquisition Proposal, (B) unless restricted by Law or Contract, provide Buyer with the material terms of any such proposal, offer, inquiry or contact, including the identity of the Person making such Acquisition Proposal, and (C) use commercially reasonable efforts to cause any Third Party (other than Buyer or its representatives and agents and any other Person designated by Buyer) to cease to have any access to the Data Room or any similar data site.

5.4 Agreement to Cooperate. During the Interim Period:

(a) Subject to the terms and conditions herein provided, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including using commercially reasonable efforts to obtain as promptly as reasonably practicable all consents, approvals, registrations, authorizations, waivers or Permits necessary or advisable to be obtained from any Third Party or any Governmental Entity (including preparing and filing as promptly as reasonably practicable all documents in connection therewith) in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

(b) Each of Buyer and the Company shall, in connection with the efforts referenced in Section 5.4(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, use commercially reasonable efforts to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party; (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, any Governmental Entity and of any material communication received or given in connection with any Proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any Proceeding by a private party, with any other Person, and to the extent permitted by such Governmental Entity or other person, give the other Party the opportunity to attend and participate in such meetings and conferences; provided, however, that all obligations in this Section 5.4 shall be subject to applicable Laws relating to exchange of information and attorney-client communication and privileges.

(c) Without limiting the generality of the foregoing, the Company shall use commercially reasonable efforts to give any notices to, and seek any consents required from, Third Parties required in connection with the transactions that are identified on Schedule 6.1(f) hereto.

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(d) Notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor its Affiliates shall be required (and neither any Seller nor the Company shall agree to any of the following without the express written consent of Buyer): (i) to offer, agree or consent to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate (before or after the Closing) any assets, licenses, operations, rights, product lines, businesses or interest therein of Buyer or the Company or any of their respective Affiliates; (ii) to offer, agree or consent to any changes (including through a licensing arrangement) to or restriction on (including any access or other requirements), or other impairment of Buyer’s ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests or Buyer’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the Equity or Equity Equivalents of the Company; or (iii) to contest, defend or appeal any Proceeding brought by a Governmental Entity against such party which seeks to prohibit, prevent or restrict the transactions contemplated by this Agreement.

5.5 Access to Information and Employees.

(a) During the Interim Period, the Company will give to Buyer and its accountants, counsel, financial advisors and other representatives, reasonable access, subject to the terms of the Confidentiality Agreement, during normal business hours to certain agreed upon employees and during non-business hours to (i) its assets, properties, books, Contracts, commitments and records and (ii) such additional financial and operating data and other information relating to the Company and its business and assets as Buyer may from time to time reasonably request;provided, however, that the foregoing right of access shall not require furnishing information that, in the reasonable opinion of counsel, would violate any applicable Laws.

(b) The Confidentiality Agreement shall remain in full force and effect until Closing and, if this Agreement is terminated pursuant to Section 7.1, such Confidentiality Agreement shall continue in accordance with its terms.

5.6 Notification. During the Interim Period, Buyer, on the one hand, and the Company and Sellers, on the other hand, shall give each other prompt written notice, to the Knowledge of the Company or to the Knowledge of Buyer, applicable, of: (a) any result, occurrence, fact, change, event or effect that (i) renders, or would reasonably be expected to render, any representation or warranty of such Party set forth in this Agreement to be untrue or inaccurate to an extent such that the conditions set forth in Sections 6.1(a) and 6.2(a), as applicable, would not be satisfied if the Closing were to then occur or (ii) results or would reasonably be expected to result in any failure of such Party to comply with or satisfy in any material respect any covenant, condition or agreement to be completed with or satisfied by such Party; or (b) any Proceedings commenced or, to the Knowledge of the Company or to the Knowledge of Buyer, as applicable, threatened against or otherwise affecting the notifying Party, which relate to the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents; provided, that no such notification, nor any failure to make such notification, shall affect any of the representations, warranties, covenants (other than the failure to make any such notification pursuant to this Section 5.6), rights or remedies, or the conditions to the obligations of, the Parties.

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5.7 Affiliate Matters. On or prior to the Closing Date, all accounts, all Indebtedness agreements and all other obligations between any Related Person, on the one hand, and the Company, on the other hand, shall be settled or otherwise eliminated, terminated and cancelled in full, effective as of the Closing, with no consideration or continuing Liability by any Party; provided, however, that this Section 5.7 shall not apply to any unpaid salary, expense reimbursement or other employment-related compensation owing to any Seller in the Ordinary Course prior to the Closing.

5.8 Schedule Updates. From the date hereof until the Closing, Sellers shall promptly advise Buyer in writing of any additions or changes to the Disclosure Schedules to reflect any matters which occur after the date of this Agreement which, if existing prior to or as of the date of this Agreement, would have been required to be described in such Disclosure Schedule or which is necessary to correct any information in a Disclosure Schedule or in any representation or warranty which has been rendered inaccurate thereby; provided, however, that no such disclosure shall (a) cure any breach of or inaccuracy of any representation or warranty which was inaccurate when made or (b) affect any of the representations, warranties, covenants (other than the failure to make any such notification pursuant to this Section 5.8), rights or remedies, or the conditions to the obligations of, the Parties.

5.9 Waiver of Company Stockholders Agreement Transfer Restrictions. Sellers and the Company hereby agree that (a) the transfer and other restrictions set forth in the Company Stockholders Agreement shall be waived and not apply with respect to the transfer and sale of the Acquired Shares to Buyer as contemplated by this Agreement and (b) the Company Stockholders Agreement shall terminate upon the Closing.

ARTICLE 6

CONDITIONS PRECEDENT TO CLOSING

6.1 Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

(a) The representations and warranties of the Company and Sellers contained in this Agreement which are Fundamental Representations shall be true and correct in all respects on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of that date), and (ii) all of the other representations and warranties of Sellers and the Company set forth in Article 2 and Article 3 that are not qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all material respects on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of that date) and the representations and warranties that are qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of that date);

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(b) Sellers and the Company shall have performed and complied with all of their respective covenants and conditions required to be performed prior to the Closing hereunder in all material respects through and including the Closing Date;

(c) no result, occurrence, fact, change, event or effect shall have occurred which has had, or would reasonably be expected to have, a Material Adverse Effect;

(d) no Proceeding shall be pending or threatened before any Governmental Entity wherein an unfavorable Order could reasonably be expected to prevent consummation of any of the transactions contemplated hereby; provided, however, this condition may not be invoked by Buyer if any such Proceeding was initiated by or at the direction of Buyer;

(e) the Parties shall have received all of the consents, approvals, authorizations, clearances, waivers or Permits of any Governmental Entity or Third Party (in a form reasonably satisfactory to Buyer) set forth in Schedule 6.1(e) hereto;

(f) as of the Closing Date, (A) each of the Key Employees shall remain employed by the Company and shall not have provided to the Company, or received written notice from the Company, of an intention to terminate his or her employment and (B) such Key Employees’ respective Employment Agreements shall be in full force and effect at Closing;

(g) except for Indebtedness that is in the form of accounts payable, trade payables or customer deposit balances, with respect to all Closing Indebtedness of the Company, Buyer shall have received payoff letters and UCC-3 termination statements from the applicable creditors (in form reasonably acceptable to Buyer) (i) setting forth all amounts (including principal and accrued but unpaid interest) necessary to repay in full any such amounts through the Closing, (ii) providing that, upon payment in full of such amounts, all obligations owed to such holder with respect to such amounts are satisfied and released in their entirety, and (iii) providing that upon payment in full of such amounts, all Liens and other collateral securing such amounts are terminated and released;

(h) Buyer shall have received the following agreements and documents:

(i) a certificate duly executed by the Secretary (or equivalent officer) of the Company certifying that attached thereto are (A) true, complete and correct copies of the articles of incorporation, certified by the Secretary of State of the State of Florida as of a date no earlier than the date that is ten (10) Business Days prior to the Closing Date, and the bylaws of the Company, (B) resolutions or written consents of the Company’s board of directors and stockholders authorizing the execution, delivery and performance of this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby, which resolutions or consents have not been modified, rescinded or revoked and (C) incumbency and signatures of the statutory officers of the Company who shall have executed this Agreement and the Transaction Documents to which the Company is a party;

(ii) a certificate executed by the Company stating that the conditions set forth in this Section 6.1(a), (b) and (c) have been duly satisfied;

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(iii) written resignations of all directors, managers and statutory officers of the Company listed on Schedule 6.1(h)(iii) hereto, in each case effective as of the Closing Date;

(iv) good standing certificates with respect to the Company from the state of the Company’s formation and each state where the Company is qualified to conduct business (which jurisdictions are set forth on Schedule 6.1(h)(iv)), in each case, dated within ten (10) Business Days prior to the Closing Date;

(v) the certificates representing the Acquired Shares, endorsed in blank or with stock powers duly executed to transfer such Acquired Shares to Buyer;

(vi) the original organizational records, minute books and governance records of the Company;

(vii) for each Seller a properly executed (A) IRS Form W-9 and (B) statement, dated as of the Closing Date, in form and substance reasonably acceptable to Buyer conforming to the requirements of Treasury Regulation Section 1.1445-2(b)(2); and

(viii) evidence that the actions required by Section 5.7 have occurred.

Buyer may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing, or otherwise consummates the Closing.

6.2 Conditions Precedent to Obligation of Sellers. The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction or waiver of the following conditions:

(a) the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of that date);

(b) Buyer shall have performed and complied with all of its covenants and conditions hereunder in all material respects through and including the Closing Date;

(c) The shares of Buyer Common Stock shall have been approved for listing on The Nasdaq Stock Market, subject only to notice of issuance; and

(d) Sellers shall have received the following agreements and documents:

(i) a certificate executed by Buyer stating that the conditions set forth in this Section 6.2(a) and (b) have been duly satisfied; and

(ii) Seller Notes, duly executed by the Buyer.

The Representative may waive any condition specified in this Section 6.2 if she executes a writing so stating at or prior to the Closing, or otherwise consummates the Closing

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ARTICLE 7

TERMINATION

7.1 Termination.

This Agreement may be terminated as set forth below at any time prior to the Closing Date:

(a) by mutual written consent of Buyer and the Representative;

(b) by Buyer, if there has been a violation or breach by the Company or Sellers of any covenant, representation or warranty contained in this Agreement that has prevented or will prevent the satisfaction of any condition to the obligations of Buyer at Closing and such violation or breach has not been waived by Buyer or cured by the Company or Sellers within ten (10) days after receipt by the Representative of written notice thereof from Buyer;

(c) By the Representative, if there has been a violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement that has prevented or will prevent the satisfaction of any condition to the obligations of the Company and/or Sellers at the Closing and such violation or breach has not been waived by the Representative or cured by Buyer within ten (10) days after receipt by Buyer of written notice thereof from the Representative;

(d) by either Buyer, on the one hand, or the Representative, on the other hand, if the Closing shall not have occurred on or before 11:59 p.m. (New York time) on August 31, 2022; provided that the Party (or Parties) seeking to terminate this Agreement pursuant to this clause (d) shall not have intentionally breached any representation, warranty, covenant or obligation under this Agreement in any manner that has caused the transaction not to be consummated on or before such date; or

(e) a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable Order or taken any other action, or there shall exist any Law, in each case preventing or otherwise prohibiting the Closing or that otherwise has the effect of making the Closing or the transactions contemplated by this Agreement illegal.

7.2 Effect of Termination. In the event this Agreement is terminated, it shall forthwith become void, and there shall be no further obligation on the part of any Party, except that in the case of any such termination, the provisions of this Article 7, Section 5.5(b) and Article 11 shall survive, provided however, that nothing shall relieve any Party from Liability for fraud or any willful breach of this Agreement prior to such termination.

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ARTICLE 8

POST-CLOSING AND CERTAIN PRE-CLOSING COVENANTS

8.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the request arises from or relates to a breach of covenant, representation or warranty on the part of the non-requesting Party or the requesting Party is entitled to indemnification therefor under Article 9 or Article 10). Sellers acknowledge and agree that from and after the Closing Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Company; provided,however, that the Representative shall have the right to retain copies of any Tax-related documents and, after the Closing, shall have access to and the right to copy books and records for the purpose of preparing for or responding to any inquiry regarding and preparing any Tax Returns of the Company or required to be filed by Sellers, including any Tax Returns filed by the Company with respect to any Pre-Closing Tax Periods.

8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any Proceeding after the Closing in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the Proceeding arises from or relates to a breach of covenant, representation or warranty on the part of the non-contesting or non-defending Party or the contesting or defending Party is entitled to indemnification therefor under Article 9).

8.3 RSU Grants. As soon as practicable following the Closing, Buyer shall make available to Company employees grants of restricted stock units of Buyer Common Stock pursuant to and in accordance with the terms and conditions of the Buyer 2017 Equity Award Plan with an aggregate value of $500,000 (with the actual number of shares of Buyer Common Stock available for grant determined based upon the Average Trading Price of Buyer Common Stock as of the Closing) (the “RSU Grants”), with vesting over the three-year period immediately following the Closing. Allocation of the RSU Grants shall be determined by the Company’s management in consultation with, and subject to the approval of, Buyer and based upon the positions, seniority and good standing of Company employees.

8.4 Restrictive Covenants.

(a) Definitions. For purposes of this Section 8.4, the following terms shall have the meaning set forth in this Section 8.4(a):

“Restricted Business” means (i) the development, marketing, offering, sale, licensing or provision of any Restricted Services, or (ii) any other business engaged in by the Company within the twelve (12) months prior to the Closing.

“Restricted Period” means, with respect to a given Seller, the period beginning on the date of this Agreement and ending on the third (3rd) anniversary of the Closing Date.

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“Restricted Products” means, collectively, (a) any product, Software or systems (including artificial intelligence) related to smart cities, smart mobility, intelligent roadways, intelligent traffic management, incident management or predictive traffic analytics and/or that aggregates, synthesizes, analyzes or otherwise utilizes data from transportation infrastructure, connected vehicle data, crowd-sourced data, navigation applications, city infrastructure, weather forecasts or other data provided from Third Party sources or Governmental Entities to facilitate traffic, congestion or incident management or prediction by Governmental Entities, law enforcement, roadway maintenance, public transit agencies, first responders, media companies, utilities or any roadside assistance companies and (b) any accessories, subsystems, components, algorithms and Software for or related to any of the foregoing.

“Restricted Services” means, collectively, any design, design for manufacture, engineering, technical support and consulting services performed with regard to, or in support of, any Restricted Products.

“Restricted Territories” means the United States of America.

(b) Non-Solicit; No Hire. As an inducement for Buyer to enter into this Agreement and to consummate the transactions contemplated by this Agreement, each Seller hereby covenants and agrees that during the Restricted Period, such Seller shall not (and shall cause his or its Affiliates not to), directly or indirectly:

(i) hire any officer or employee, or induce or attempt to induce any officer or employee, of the Company to leave the employ of the Company;

(ii) interfere with the relationship between the Company and any officer or employee thereof; or

(iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between the Company and any customer, supplier, licensee or other business relation thereof (including by inducing or attempting to induce any such Person or entity to reduce the amount of business it does with the Company).

Notwithstanding anything in this Agreement to the contrary, the foregoing shall not prevent any Seller from (A) undertaking general solicitations of employment not specifically targeted at any of the foregoing employees or (B) hiring any of the foregoing employees six (6) months following the termination of employment of any such employee by the Company (excluding transfers of employment to any Affiliates of the Company) so long as such termination is not the result of a breach of this Section 8.4(b). For purposes of this Section 8.4, references to the Company shall include any successor thereto.

(c) Non-Compete. As an inducement for Buyer to enter into this Agreement and to consummate the transactions contemplated by this Agreement, each Seller hereby covenants and agrees that during the Restricted Period, such Seller shall not (and shall cause his or its Affiliates not to), directly or indirectly,

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(i) engage in or perform any Restricted Services in the Restricted Territories;

(ii) own, have a financial interest in, manage or control any Restricted Business in the Restricted Territories; or

(iii) render services (whether as an officer, director, employee, partner, manager, member, agent, consultant, independent contractor, representative or otherwise) to a Restricted Business or any Person or business, directly or indirectly, engaged in any Restricted Business in the Restricted Territories, if (A) any of the services rendered are Restricted Services, (B) the services rendered are the same as or similar to any services such Seller performed for the Company within twelve (12) months prior to the Closing, or (C) such Seller would be reasonably likely to use or disclose the confidential information of the Company in providing services to a Restricted Business or to any Persons or business engaged in any Restricted Business.

Nothing herein shall prohibit any Seller (or any of his or its Affiliates) from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as such Seller has no active participation in the business of such corporation. Each Seller acknowledges that the Company’s businesses have been conducted or are presently proposed to be conducted throughout the Restricted Territories and that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of the Company’s businesses being sold by Sellers pursuant to this Agreement.

(d) Non-Disparagement. Following the Closing, each Seller shall not (and shall cause his or its Affiliates not to) in any manner make, publish or communicate to any Person or in any public forum any remark, comment or statement which is designed or intended to discourage, or could, individually or in the aggregate, reasonably be anticipated to have the effect of discouraging any customer, supplier, licensee or other business relations of the Company from maintaining the same business relationships with the Company (or any successor thereto) after the date of this Agreement as were maintained with the Company prior to the date of this Agreement.

(e) Confidentiality. From and after the Closing, each Seller shall, and shall cause his or its Affiliates to, hold, and shall use its commercially reasonable efforts to cause his or its representatives to hold, in confidence and not disclose to any Third Party any and all information, whether written or oral, to the extent relating to the Company, except to the extent that such information (i) is generally available to or known by the public (other than through disclosure by such Seller, any of his or its Affiliates or its representatives in violation of this Section 8.4(e)); (ii) is lawfully acquired by such Seller, any of its Affiliates or his or its representatives after the Closing from a source which, to the actual knowledge of the applicable Seller, after reasonable inquiry, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (iii) is independently derived by such Seller or any of his or its Affiliates after the Closing without reference to or use of information subject to the confidentiality obligations of this Section 8.4(e); and (iv) is required to be disclosed by Law, and in the case of this subclause (iv), each Seller shall (A) disclose only that portion of such information which such Seller is advised by its counsel is legally required to be disclosed, (B) cooperate with Buyer (at its expense) to obtain a protective Order or other confidential treatment with respect to such information and (C) provide Buyer with a reasonable opportunity to review and comment on such disclosure.

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(f) Reasonableness of Restrictions. Each Seller acknowledges that the restrictions contained in this Section 8.4 are reasonable and necessary to protect the legitimate interests of the Company and Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 8.4 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. Each covenant contained in this Section 8.4 and each provision hereof is a severable and distinct covenant and provision. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(g) Enforcement. Each Seller acknowledges and agrees that: (i) if, at the time of enforcement of any of the covenants and agreements set forth in this Section 8.4, a court shall hold that the duration or scope stated herein are unreasonable under circumstances then existing, Buyer and such Seller agree that the maximum duration or scope under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by Law; (ii) in addition to Section 11.10 and not in limitation thereof, if the courts of any one or more of such jurisdictions hold any of the covenants and agreements set forth in this Section 8.4 unenforceable in whole or in part, it is the intention of Buyer and such Seller that such determination shall not bar or in any way adversely affect the rights of any Party hereto to equitable relief and remedies hereunder in courts of any other jurisdiction as to any nonfulfillment or breach of such covenant or agreement, such covenants and agreements being, for this purpose, severable into diverse and independent covenants and agreements; and (iii) in the event of any Seller’s nonfulfillment or breach of any of the covenants and agreements set forth in this Section 8.4, money damages would be inadequate and neither the Company nor Buyer would have adequate remedy at law, and that the Company and Buyer, in addition and supplementary to other rights and remedies existing in their favor, may apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief or other relief in order to enforce or prevent any violations of such covenants and agreements (without posting a bond or other security). In addition, in the event of any nonfulfillment or breach of any of the covenants and agreements set forth in this Section 8.4, the periods described herein shall be tolled until such nonfulfillment or breach has been duly cured.

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8.5 Release. As an inducement for Buyer to enter into this Agreement, effective as of the Closing, each Seller, on his or its own behalf and on behalf of his or its Affiliates, agrees not to sue and fully releases and forever discharges the Company and each of their respective directors, officers, employees, members, managers, equityholders, Affiliates, agents, assigns and successors, past and present, with respect to and from any and all Proceedings, demands, rights, Liens, Contracts, covenants, Liabilities, debts, expenses (including reasonable attorneys’ fees) and Damages of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden; provided, that nothing in this Section 8.5 shall prohibit a Seller from enforcing such Seller’s rights under this Agreement and any Transaction Document; provided, further, that if such Seller is an employee of the Company, nothing in this Section 8.5 shall constitute a release by such Seller of such Seller’s right to receive any unpaid salary, expense reimbursement or other employment-related compensation accrued in the Ordinary Course prior to the Closing. It is the intention of each Seller that such release be effective as a bar to each and every demand and Proceeding hereinabove specified and in furtherance of such intention, each Seller, on his or its own behalf and on behalf of his or its Affiliates, hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon such Person by the provisions of applicable Law and expressly agrees that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected demands and Proceedings, if any, as those relating to any other demands and Proceedings hereinabove specified, but only to the extent such provision is applicable to releases such as this.

8.6 Rule 144 Rights.

(a) Definitions. The following definitions will apply to this Section 8.6:

“Registrable Securities” means (A) the Stock Consideration, and (B) any shares of Buyer Common Stock issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (A) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization;provided that, such securities will cease to be Registrable Securities when they become eligible for sale without restriction pursuant to Rule 144 (including Rule 144(c)).

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such rule.

(b) Rule 144. With a view to making available the ability of Sellers to rely upon Rule 144, Buyer shall, for so long as Sellers own any Registrable Securities (i) make and keep public information regarding Buyer available, as those terms are understood and defined in Rule 144; (ii) use reasonable best efforts to file with the SEC, on or before their respective due dates (as such due dates may be extended in accordance with applicable Law), all reports and other documents required to be filed by Buyer, as determined by Buyer in its reasonable discretion, under the Securities Act and the Exchange Act; and (iii) furnish (A) to Sellers promptly upon request, to the extent accurate, a written statement of Buyer that it has complied with the reporting requirements of Rule 144 (or any similar provision then in effect) and (B) unless otherwise available at no charge by access electronically to the SEC’s EDGAR filing system, to Sellers promptly upon request (y) a copy of the most recent annual or quarterly report of Buyer, as filed with the SEC, and (z) such other reports and documents of Buyer so filed with the SEC as Sellers may reasonably request in availing itself of any rule or regulation of the SEC allowing Sellers to sell any such securities without registration. Buyer shall use its commercially reasonable efforts to procure the cooperation of Buyer’s transfer agent in settling any sale or transfer of Registrable Securities, including any sale pursuant to Rule 144.

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ARTICLE 9

INDEMNIFICATION

9.1 Survival. The representations and warranties of the Parties contained in this Agreement or any other Transaction Document or in any certificate delivered at Closing pursuant to this Agreement, and the indemnification obligations pursuant to this Article 9, shall survive the Closing and continue in full force and effect until, and expire on, the date that is twenty-four (24) months after the Closing Date; provided that,(a) the Fundamental Representations shall survive until the tenth (10th) anniversary of the Closing Date and (b) the Statutory Representations shall survive until ninety (90) days following the expiration of the applicable statute of limitations period. Notwithstanding the foregoing, in the event any claim is asserted by a Party within the relevant time period set forth in this Section 9.1, the Parties’ indemnification obligations under this Article 9 with respect thereto, shall survive until all such claims shall have been finally resolved and payment in respect thereof, if any is required to be made, shall have been made. The pre-Closing covenants of the Company shall survive the Closing for a period of twelve (12) months after the Closing Date. All post-Closing covenants and agreements of the Parties (whether set forth in this Agreement or any other Transaction Document) shall survive the Closing indefinitely or until the latest date permitted by Law. The representations, warranties and covenants of any Party set forth in this Agreement or any other Transaction Document shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any other Party, or the knowledge of any other Party’s officers, directors, equity holders, employees, agents or representatives or the acceptance by any other Party of any certificate hereunder.

9.2 Indemnification Provisions for Benefit of Buyer.

(a) Indemnification Obligations of Sellers. Subject to the other terms of this Article 9, from and after the Closing, Sellers, jointly and severally, shall indemnify, defend and hold harmless Buyer, the Company and their respective Affiliates, officers, directors, employees, agents, representatives, successors and assigns (each a “Buyer Indemnified Party”), from and against any Damages arising out of, resulting from or relating to any of the following:

(i) any breach or inaccuracy as of the date hereof or as of the Closing Date of any representation or warranty of the Company or Sellers contained in this Agreement (other than those set forth in Article 2) or any other Transaction Document;

(ii) any breach by the Company at or prior to the Closing of any covenant, agreement or obligation applicable to it under this Agreement or any other Transaction Document;

(iii) any misallocation of the Purchase Price amongst Sellers, including as a result of any inaccuracy or error in Section 2.3 of the Disclosure Schedule or any payment instructions delivered to Buyer by the Company or the Representative prior to the Closing, and any claim by any Person that such Person owns, has or is entitled to rights in or to any Equity or Equity Equivalents of the Company, other than as specifically set forth in Section 2.3 of the Disclosure Schedule;

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(iv) any (A) Unpaid Transaction Expenses and Closing Indebtedness to the extent not included in the calculation of the Final Cash Purchase Price pursuant to Section 1.3(b) or (B) Change of Control Payments owing as of the Closing Date except to the extent included as a current Liability in the calculation of Net Working Capital; or

(v) any Pre-Closing Taxes except to the extent such Taxes were included as Unpaid Taxes, Transaction Expenses or otherwise taken into account in the calculation of the Final Cash Purchase Price pursuant to Section 1.3(b).

(b) Indemnification Obligations of each Seller. Subject to the other terms of this Article 9, from and after the Closing, each Seller, severally and not jointly, shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any Damages arising out of, resulting from or relating to any of the following:

(i) any breach or inaccuracy as of the date hereof or as of the Closing Date of any representation or warranty of such Seller set forth in Article 2 of this Agreement; or

(ii) any breach by such Seller of any covenant, agreement or obligation applicable to such Seller under this Agreement or any other Transaction Document.

(c) Materiality Qualifiers. Notwithstanding any other provision in this Agreement to the contrary, if any representation or warranty contained in this Agreement or in any other Transaction Document, or any Schedule, agreement, certificate or other document delivered in connection herewith is qualified by materiality, “Material Adverse Effect” or a derivative thereof, such qualification will be ignored and deemed not included in such representation or warranty for purposes of (i) determining whether there has been a breach or inaccuracy of such representation or warranty or certificate and (ii) calculating the amount of Damages with respect to such breach or inaccuracy.

9.3 Indemnification Provisions for Benefit of Sellers. Subject to the other terms of this Article 9, Buyer shall indemnify, defend and hold harmless Sellers, or their respective successors and assigns (each a “Seller Indemnified Party”) from and against any and all Damages arising out of, resulting from or relating to any of the following:

(a) any breach or inaccuracy as of the date hereof or as of the Closing Date of any representation or warranty of Buyer contained in this Agreement or any other Transaction Document; or

(b) any breach by Buyer of any covenant, agreement or obligation applicable to it under this Agreement or any other Transaction Document, or any breach by the Company after the Closing of any covenant, agreement or obligation applicable to it (with respect to post-Closing periods) under this Agreement or any other Transaction Document.

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9.4 Claim Procedure. The Indemnified Party shall give written notice of any claim for indemnification hereunder to the Indemnifying Party. A claim for indemnification may be made at any time prior to the expiration of any applicable survival period with respect to such matter. Buyer shall cause the Company to make available to the Representative and his respective representatives (if any) such books, records and personnel of the Company as shall be reasonably necessary for the Representative to evaluate any claim for indemnification by any Buyer Indemnified Party.

9.5 Claims Between the Parties. If any claim for indemnification hereunder is not asserted against or sought to be collected by a Third Party, and neither the Representative (if Sellers are the Indemnifying Party) nor Buyer (if Buyer is the Indemnifying Party) notifies the Indemnified Party in writing, within twenty (20) Business Days after receipt of notice of the claim, that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a Liability of the Indemnifying Party hereunder. In case an objection is timely made in writing, the Indemnified Party shall have twenty (20) Business Days to respond in a written statement to the objection. If, after such twenty (20) Business Day period, there remains a dispute as to any claim, the Parties shall attempt in good faith for ten (10) Business Days to agree upon the rights of the respective Parties with respect to each such claim. If the Parties should so agree, a memorandum setting forth such agreement and the agreed upon dollar amount of Liability for such claim of the Party against whom the claim is made shall be prepared and signed by (or on behalf of) the Parties.

9.6 Defense of Third Party Claims. If any claim or demand is asserted or initiated by a Third Party (a “Third Party Claim”) against any Indemnified Party, and if such Indemnified Party intends to seek indemnification with respect thereto under this Article 9, such Indemnified Party shall promptly (and in any event, within fifteen (15) days thereof), after receipt of written notice thereof, provide written notice of such Proceeding to the Party or Parties from whom the Indemnified Party intends to seek indemnification (which in the case of a claim under Section 9.2(a), shall be the Representative, which shall act for and on behalf of Sellers for all purposes thereto under this Section 9.6), in the case of a claim under Section 9.2(b), shall be the applicable Seller, and in the case of a claim under Section 9.3, shall be Buyer (the “Responsible Party”), which notice shall describe such claim in reasonable detail and the amount claimed in respect thereof (if known and quantifiable); provided, that the failure to so notify a Responsible Party shall not relieve such Responsible Party of its obligations hereunder unless and to the extent the Responsible Party shall be prejudiced by such failure to so notify. A Responsible Party shall be entitled to participate in the defense of any Third Party Claim Proceeding giving rise to an Indemnified Party’s claim for indemnification at such Responsible Party’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense within thirty (30) days of its receipt of notice of the Proceeding; provided, that prior to the Responsible Party assuming control of such defense, it shall demonstrate to the Indemnified Party in writing such Responsible Party’s financial ability to provide full indemnification to the Indemnified Party with respect to such Proceeding (including the ability to post any bond required by the court or adjudicative body before which such Proceeding is taking place) and, subject to the limitations set forth herein, agree in writing to be fully responsible for all Damages relating to such Proceeding (subject only to the limitations in this Article 9); provided, further, that:

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(a) the Indemnified Party shall be entitled to participate (at its sole cost) in the defense of such Proceeding and to employ counsel of its choice for such purpose (it being understood and agreed, for the avoidance of doubt, that any reasonable fees and expense of counsel incurred by the Indemnified Party prior to the date that the Responsible Party assumes the defense of such Proceeding shall be indemnified Damages hereunder, subject to this Article 9);

(b) the Responsible Party shall not be entitled to assume control of such defense but shall have the right to participate fully in such defense by retaining counsel at its sole expense, if (i) the Proceeding or claim for indemnification relates to or arises in connection with any criminal Proceeding, action, indictment, allegation or investigation, (ii) the Third Party in the Proceeding seeks an injunction or equitable relief against the Indemnified Party, (iii) the Indemnified Party is a Buyer Indemnified Party and the claim related to such Proceeding alleges or involves facts or circumstances that reasonably could be expected to result in suspension or debarment of Buyer, the Company or any of their Affiliates by a Governmental Entity, or (iv) in the written opinion of counsel a conflict of interest exists between the Responsible Party and the Indemnified Party, (v) the Responsible Party failed or is failing to vigorously (given the nature of the Proceeding) and in good faith prosecute or defend such Proceeding;

(c) if the Responsible Party shall control the defense of any such claim, the Responsible Party shall not be required to pay for more than one counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with the any claim; and

(d) The Responsible Party and Indemnified Party shall obtain the prior written consent of the other (such consent not to be unreasonably withheld, conditioned, or delayed) before entering into any settlement of a claim or ceasing to defend such claim unless (i) the settlement involves only payment of money damages, (ii) all such money damages will be the responsibility of, and paid by, the Party proposing the settlement, (iii) the settlement does not impose any injunction or other equitable relief and contains no admission of wrongdoing, and (iv) the settlement contains legally binding, unconditional and irrevocable releases of the Indemnified Party and the Responsible Party, in each case if a named party in such claim, from all Liabilities with respect to such claim.

9.7 Limitations on Liability of Sellers. Notwithstanding anything contained in Section 9.2, the indemnification obligations of Sellers are subject to the following:

(a) Sellers shall not be liable for any indemnification obligations pursuant to Section 9.2(a)(i) or Section 9.2(b)(i) until such time as the total amount of all Damages that have been suffered or incurred by the Buyer Indemnified Parties, and for which the Buyer Indemnified Parties are entitled to indemnification under Section 9.2, exceeds one-half of one percent (0.5%) of the Purchase Price in the aggregate (the “Deductible”), whereupon, subject to Section 9.7(b), the Buyer Indemnified Parties shall be entitled to indemnification hereunder for the aggregate amount of all Damages in excess of the Deductible; provided that in no event shall the Sellers be liable for any indemnification obligations pursuant to Section 9.2(a)(i) or Section 9.2(b)(i) for any individual claim or an aggregate series of claims arising out of the same or similar facts, events or circumstances where Damages relating thereto are less than $10,000 (the “Mini Basket”);provided, further,that the Deductible and Mini Basket shall not apply to or in any way limit any claim for indemnification with respect to any Damages for any breach of a Fundamental Representation, or any Damages that arise out of Sellers’ fraud or willful misconduct in connection with the transactions contemplated herein.

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(b) Sellers shall not be required to indemnify the Buyer Indemnified Parties in respect of any Damages for which indemnity is claimed under Section 9.2(a)(i) or Section 9.2(b)(i) to the extent that the aggregate amount of such Damages exceeds twenty percent (20%) of the Purchase Price (the “General Limitation”); provided, that the General Limitation shall not apply to or in any way limit any claim for indemnification with respect to any Damages relating to any breach of any Fundamental Representation, or any Damages that arise out of Sellers’ fraud or willful misconduct in connection with the transactions contemplated herein.

(c) Sellers shall not be required to indemnify the Buyer Indemnified Parties in respect of any Damages for which indemnity is claimed under Section 9.2(a) or Section 9.2(b) (including, for the avoidance of doubt, any Damages relating to any breach of any Fundamental Representation) to the extent that the aggregate amount of such Damages exceeds an amount equal to one hundred percent (100%) of the Purchase Price (the “Overall Cap”); and each Seller individually shall not be required to indemnify the Buyer Indemnified Parties in respect of any such Damages for an aggregate amount that is greater than such Seller’s Ownership Percentage of the Overall Cap; provided, that the Overall Cap shall not apply or in any way limit indemnification with respect to any Damages that arise out of Sellers’ fraud or willful misconduct in connection with the transactions contemplated herein.

(d) The amount of any Damages subject to indemnification by an Indemnifying Party hereunder shall be net of any amounts actually recovered by the Indemnified Party or the Company under insurance policies, other sources of indemnification, or otherwise, with respect to such Damages (net of documented out-of-pocket expenses incurred in connection with such recovery). Following the Closing, and without affecting the Indemnified Party’s rights to indemnification hereunder (unless proceeds are recovered), the Indemnified Party shall use commercially reasonable efforts to pursue any available claims under applicable insurance policies, other than self-insurance policies, but shall not have any obligation to engage in any litigation in connection therewith. In the event an Indemnified Party or the Company receives any recovery from insurers or otherwise with respect to such Damages after an Indemnifying Party has made a payment in respect of such Damages, the Indemnified Party or the Company, as the case may be, shall refund to the Indemnifying Party the amount actually received by it (net of any expenses incurred by such Person in collecting such amounts).

9.8 Limitations on Liability of Buyer. Notwithstanding anything contained in Section 9.3, the indemnification obligations of Buyer are subject to the following:

(a) Buyer shall not be liable for any indemnification obligations pursuant to Section 9.3(a) until such time as the total amount of all Damages that have been suffered or incurred by the Seller Indemnified Parties, and for which the Seller Indemnified Parties are entitled to indemnification under Section 9.2, exceeds the Deductible in the aggregate, whereupon the Seller Indemnified Parties shall be entitled to indemnification hereunder for the aggregate amount of all Damages in excess of the Deductible; provided that the Deductible shall not apply to or in any way limit any claim for indemnification with respect to any facts or circumstances that constitute or arise out of fraud or willful misconduct by Buyer in connection with this Transaction.

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(b) Buyer shall not be required to indemnify the Seller Indemnified Parties in respect of any Damages for which indemnity is claimed under Section 9.3(a) to the extent that the aggregate amount of such Damages exceeds an amount equal to the General Limitation; provided, that such limitation shall not apply to or in any way limit any claim for indemnification with respect to any Damages relating to any facts or circumstances that constitute or arise out of fraud or willful misconduct by Buyer in connection with this Transaction.

(c) Buyer shall not be required to indemnify the Seller Indemnified Parties in respect of any Damages for which indemnity is claimed under Section 9.3 to the extent that the aggregate amount of such Damages exceeds an amount equal to the Overall Cap; provided, that the Overall Cap shall not apply or in any way limit indemnification with respect to any Damages relating to any facts or circumstances which constitute or arise out of fraud or willful misconduct by Buyer in connection with this Transaction.

9.9 Manner of Payment.

(a) Any indemnification owing by Sellers pursuant to Section 9.2(a) shall be paid as follows:

(i) first, by offsetting the sum then-currently owed by the Buyer under each Seller Note, pro rata in accordance with each Seller’s Ownership Percentage (subject to any applicable limitations in Section 9.7);

(ii) second, to the extent the balance of the Seller Notes is insufficient to pay any remaining sums due to the Buyer Indemnified Parties (and subject to any applicable limitations in Section 9.7), by offsetting any Earnout Payments and/or Contingent Consideration that is then due and payable; and

(iii) third, to the extent the Earnout Payments and/or Contingent Consideration are insufficient to pay remaining sums due to the Buyer Indemnified Parties (and subject to any applicable limitations in Section 9.7) Sellers shall pay, jointly and severally, any such amount, by wire transfer of immediately available funds to Buyer, within five (5) Business Days after the determination of the amount owing under this clause ((iii)).

(b) Any indemnification owing by a Seller pursuant to Section 9.2(b) shall be paid as follows:

(i) first, by offsetting the sum then-currently owed by the Buyer under each applicable Seller Note, pro rata in accordance with each applicable Seller’s Ownership Percentage (subject to any applicable limitations in Section 9.7);

(ii) second, to the extent the balance of the applicable Seller Notes is insufficient to pay any remaining sums due to the Buyer Indemnified Parties (and subject to any applicable limitations in Section 9.7), by offsetting any Earnout Payments and/or Contingent Consideration that is then due and payable; and

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(iii) third, to the extent the Earnout Payments and/or Contingent Consideration are insufficient to pay remaining sums due to the Buyer Indemnified Parties (and subject to any applicable limitations in Section 9.7) each Seller shall pay his or its Ownership Percentage share of any such amount, by wire transfer of immediately available funds to Buyer, within five (5) Business Days after the determination of the amount owing under this clause ((a)(iii)).

(c) Any indemnification owing pursuant to Section 9.3 by Buyer shall be paid by Buyer in cash by wire transfer of immediately available funds to the applicable Seller Indemnified Party, within ten (10) Business Days after the determination of the indemnification amount owing.

(d) For the avoidance of doubt, the provisions of this Section 9.9 affect the source and timing of payments of indemnification determined to be payable; and nothing in this Section 9.9 shall be interpreted to restrict or delay the making of any indemnification claims by any Indemnified Party.

9.10 Exclusive Remedy. The Parties acknowledge and agree that, from and after the Closing, the indemnification provisions of this Article 9 shall be the sole and exclusive remedies of the Buyer Indemnified Parties and Seller Indemnified Parties for breaches of representations and warranties contained in this Agreement, the failure or non-performance of any covenants or agreements contained in this Agreement, or any other claim in connection with the transactions contemplated by this Agreement, except for (a) the remedies arising from claims based on fraud or willful misconduct by any Party in connection with the transactions contemplated hereby, (b) the equitable and other remedies available to Buyer or the Company contained in this Agreement or any other Transaction Document, and (c) the remedies contained in the Purchase Price adjustment provisions of Section 1.3. The Parties acknowledge and agree that the remedies available in this Article 9 and the items excepted in the first sentence of this Section 9.10 supersede any other remedies available at law or in equity. The Parties covenant not to sue, assert any arbitration claim or otherwise threaten any claim other than pursuant to and in accordance with this Article 9 or pursuant to the items excepted in the first sentence of this Section 9.10.

9.11 Adjustment to Purchase Price. The Parties agree to treat any post-Closing payment made pursuant to this Agreement, including any indemnification payment, as an adjustment to the purchase price (as finally adjusted in accordance with Section 1.3 unless otherwise required by applicable Law) for all Tax purposes, and no Party will take any position inconsistent with such characterization.

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ARTICLE 10

TAX MATTERS

10.1 Tax Periods Ending on or Before the Closing Date. The Representative shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for the Company filed after the Closing Date for all Pre-Closing Tax Periods (other than any Tax Returns for any Straddle Period of the Company), including, without limitation, Pass-through Tax Returns. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items, unless otherwise required by applicable Law. The Representative shall permit Buyer a reasonable opportunity to review each such Tax Return at least thirty (30) days prior to the due date for filing, including any extensions, and the Representative shall reflect all reasonable comments proposed by Buyer in writing. To the extent consistent with applicable Law, all deductions related to any transaction-related expense, including any deduction associated with a transaction-related compensatory payment, shall be reported on the Company’s Tax Return for the Pre-Closing Tax Period as provided in Section 10.3. Any such Tax Return filed after the Closing Date shall be provided to Buyer at least ten (10) calendar days prior to the due date for filing such return (taking into account applicable extensions), and Buyer shall thereafter cause the Company to execute and timely file such Tax Return and shall cause the Company to timely remit any Taxes payable with respect to such Tax Return; provided, however, that Buyer shall be indemnified by Sellers at least two days prior to the date on which such Taxes are due to the extent provided in Article 9 hereof to the extent that such Taxes were not included as Unpaid Taxes, Transaction Expenses, Net Working Capital or otherwise taken into account as a reduction in the calculation of the Final Cash Purchase Price under Section 1.3. For the avoidance of doubt, (i) the Representative may transmit any such Tax Returns electronically, (ii) Buyer will provide the e-mail address of a Buyer representative authorized to receive and review such Tax Returns and (iii) Buyer agrees to maintain the confidentiality of such Tax Returns, except as may otherwise be required under applicable Law.

10.2 Straddle Periods. Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Company for all Straddle Periods. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items, unless otherwise required by applicable Law. Buyer shall permit the Representative a reasonable opportunity to review each such Tax Return at least thirty (30) days prior to the due date for filing, including any extensions, and Buyer shall consider in good faith all reasonable comments proposed by the Representative in writing. Buyer shall cause the Company to execute and timely file each such Tax Return and shall cause the Company to remit any Taxes payable with respect to such Tax Returns; provided, however, that Buyer shall be indemnified by Sellers at least two days prior to the date on which such Taxes are due to the extent provided in Article 9 hereof to the extent that such Taxes were not included as Unpaid Taxes, Transaction Expenses, Net Working Capital or otherwise taken into account as a reduction in the calculation of the Final Cash Purchase Price under Section 1.3. To the extent permitted or required by applicable Law, the taxable year of the Company that begins before and includes the Closing Date shall be treated as closing on (and including) the Closing Date. To the extent the foregoing is not permitted or required by applicable Law, for purposes of this Agreement, in the case of any Taxes that are imposed with respect to any Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on (and including) the Closing Date shall (x) in the case of any real or personal property Taxes or other similar Taxes imposed on a periodic basis, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (y) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

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10.3 Structuring Transaction-Related Expenses. Notwithstanding anything to the contrary herein, any deduction for Tax purposes for transaction-related expenses of the Company shall be allocable solely to the Pre-Closing Tax Period (or, in connection with any Straddle Period, the portion of such period ending on (and including) the Closing Date), including (a) any deduction associated with a transaction-related compensatory payment (such as Indebtedness) and (ii) any deductions associated with Transaction Expenses, in all cases, to the extent permitted by applicable Law.

10.4 Amended Returns. Except to the extent required by Law, neither Buyer nor any of its Affiliates (including, after the Closing, the Company) shall file or cause to be filed any amended Tax Return for or with respect to the Company that relates to any Tax period or portion thereof that ends on or before the Closing Date without the consent of the Representative (such consent not to be unreasonably withheld, conditioned or delayed).

10.5 Refunds. Any Tax refunds that are received, or any amounts credited against Tax, within two (2) years after the Closing Date by Buyer, its Affiliates or the Company that relate to (i) any Pre-Closing Tax Period or (ii) any other Tax indemnified by Sellers under the terms of this Agreement, shall be for the account of Sellers, and Buyer shall pay over to Sellers, pro rata based on their respective Ownership Percentage, any such refund or the amount of any such credit within ten (10) days after receipt, entitlement or use, except to the extent such refund or credit was taken into account in the determination of Unpaid Taxes, Transaction Expenses, Net Working Capital or otherwise in the calculation of the Final Cash Purchase Price under Section 1.3. Any amounts payable to Sellers pursuant to this Section 10.5 shall first be reduced by any unpaid indemnifiable amounts that Sellers owe under Article 9 or this Article 10. For purposes of this Agreement, the term “refund” shall mean the receipt of cash, an actual reduction in Tax paid and the use of an overpayment as a credit or other Tax offset by Buyer, its Affiliates or the Company and any interest related to any of the foregoing.

10.6 Cooperation on Tax Matters.

(a) Buyer, the Company and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Article 10 and any audit, investigation, litigation, claim or other judicial or administrative Proceeding with respect to Taxes (“Tax Proceeding”). Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and its Affiliates (including, after the Closing, the Company) shall provide the Representative or its designated representatives with such powers of attorney or other documents as are reasonably requested by the Representative as necessary or desirable to implement the provisions of Section 10.1 (relating to the filing of Tax Returns for Pre-Closing Tax Periods) and Section 10.7 (relating to Tax Proceedings).

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(b) Buyer and the Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

10.7 Tax Matters. Buyer shall promptly provide the Representative with written notice of any notice by any Taxing Authority of any pending or threatened Tax Proceeding that could give rise to an obligation on the part of any Seller to indemnify any Buyer Indemnified Party under this Agreement or any other Tax that may reasonably be expected to be Sellers’ responsibility. With respect to any Tax Proceeding related to a Tax period ending on or prior to the Closing Date and involving any Tax for which Sellers could reasonably be expected to be responsible (by reason of an indemnity obligation hereunder or otherwise) and with respect to any Pass-through Tax Returns of the Company for the Pre-Closing Tax Period, the Representative may, in his sole election, have the right to represent the Company in such Tax Proceeding and to provide any response required in connection therewith and otherwise control such Tax Proceeding. The Company shall have the right to control any Tax Proceeding for any Straddle Period and any Tax Proceeding described in the preceding sentence that the Representative does not elect to control. With respect to any Tax Proceeding for or with respect to any Pre-Closing Tax Period of the Company or any other Tax Proceeding that could reasonably be expected to give rise to an obligation on the part of any Seller to indemnify any Buyer Indemnified Party, the Party controlling such Tax Proceeding (Representative or Buyer, as the case may be, the “Controlling Party”) shall keep the other Party (Buyer or Representative, as the case may be, the “Participating Party”) reasonably informed with respect to and the Participating Party may participate at its own expense in such Tax Proceeding, in either case, to the extent that such Tax Proceeding relates to any Tax that may be the responsibility of the Participating Party or where the outcome of such Tax Proceeding could result in significant economic harm the Participating Party. In no event shall Buyer or any of its Affiliates (including, after the Closing Date, the Company) settle any Tax Proceeding relating to any Pre-Closing Tax Period or any Tax for which Sellers are responsible without the prior written consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Section 10.7 or otherwise in this Agreement, the Representative shall be exclusively responsible for controlling any Tax Proceeding that relates to Pass-through Tax Returns or Pass-through Taxes (and Buyer shall not have any rights to participate in such Tax Proceedings) if the Representative elects to control such Tax Proceeding.

10.8 Transfer Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes and other governmental charges, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be borne by Sellers. Buyer agrees to file all Tax Returns associated with such Taxes and all required change of ownership and similar statements and the Representative shall reasonably cooperate with respect thereto.

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10.9 Coordination and Survival.

(a) In the event of a conflict or overlap between the provisions of Article 9 and this Article 10, the provisions of this Article 10 shall control.

(b) Notwithstanding any other provision to the contrary, the rights and obligations provided in this Section 10.9 shall survive until thirty (30) days after the expiration of the applicable statute of limitations.

ARTICLE 11

MISCELLANEOUS

11.1 Public Statements. None of the Company, the Representative, Buyer or any Seller shall, and each shall cause its, his or its respective Affiliates or representatives not to issue or make any public release or announcement concerning the transactions contemplated hereby without the prior consent of Buyer and/or the Representative, as the case may be, except as such release or announcement may be required by Law or the rules or regulations of any United States securities exchange to which such Party is subject, in which case the Party required to make the release or announcement shall allow Buyer and/or the Representative, as the case may be, reasonable time to comment on such release or announcement in advance of such issuance. Unless otherwise required by Law or the rules or regulations of any United States securities exchange, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by the Company or Buyer that includes the Purchase Price or information from which the Purchase Price can be derived without the written consent of the Representative.

11.2 No Third‑Party Beneficiaries. Except with respect to Buyer Indemnified Parties and Seller Indemnified Parties who shall be Third Party beneficiaries hereunder, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof, including that certain Confidential Letter of Intent, dated as of May 10, 2022, by and among Buyer, the Company and Sellers; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms until the earlier of the Closing Date or the date on which the Confidentiality Agreement is terminated in accordance with its terms.

11.4 Succession and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided, however, that Buyer may, without the approval of Sellers or the Representative (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, or (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder) and, provided, further, that such prohibition as it relates to a Seller shall not be applicable in the case of the death of such Seller.

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11.5 Counterparts. This Agreement may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

11.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by email if delivery is confirmed by electronic confirmation, three (3) Business Days after being sent to recipient by U.S. First Class mail (postage prepaid), or one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Any notice, request, demand, claim or other communication hereunder shall be sent to the address set forth beneath the name of such Party below (or to such other address as such Party shall have specified in a written notice given to the other Parties hereto):

If to the Representative or Sellers:

Sheila R. Knowles

2911 Westfield Road

Gulf Breeze, Florida 32563

Email: sknowles@southerntrafficservices.com

With a copy to:

Maynard, Cooper & Gale, P.C.

655 Gallatin Street

Huntsville, AL 35801

Attention: Michael P. Johnson

Email: mjohnson@maynardcooper.com

If to Buyer:

Rekor Systems, Inc.

6721 Columbia Gateway Drive, Suite 400

Columbia, MD 21046

Attn: Robert Berman

Email: rberman@rekor.ai

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With a copy to (which shall not constitute notice to Buyer):

Crowell & Moring LLP

1001 Pennsylvania Avenue, NW

Washington, DC 20004-2595

Attention: Lex Eley

Email: leley@crowell.com

11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the state of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the state of Delaware.

11.9 Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Representative. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

11.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

11.11 Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Buyer agrees that the Company may bear Sellers’ costs and expenses (including, without limitation, any of their legal or accounting fees and expenses) in connection with this Agreement and the transactions contemplated hereby to the extent such fees and expenses are paid by the Company prior to Closing; otherwise all transaction-related expenses and costs of Sellers shall be paid by Sellers.

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11.12 Construction. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean to the degree to which a subject or other thing extends, and such phase shall not mean simply “if”. References to “written” or “in writing” include electronic form. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including any Disclosure Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and all Article, Section, Disclosure Schedule and Exhibit references are to this Agreement unless otherwise specified. Any capitalized terms used in any Disclosure Schedule and Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.” Where this Agreement states that a Party “will,” “shall” or “must” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Day”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. The words “Sellers have provided” or “the Company has provided” or words of similar import with respect to any item provided or made available by Sellers or the Company to Buyer shall mean posted at least one (1) Business Day prior to the date of this Agreement in the Data Room. Any reference to an action to be taken by Sellers shall mean all Sellers acting together and any covenant or obligation of Sellers shall be applicable to each Seller individually. The Parties have participated jointly in the negotiation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

11.13 Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

11.14 Specific Performance. Each of the Parties acknowledge and agree that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.15 below), in addition to any other remedy to which they may be entitled, at law or in equity. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.14, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Subject to and without limiting the rights arising under Article 7, each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

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11.15 Submission to Jurisdiction. Each of the Parties submits to the exclusive jurisdiction of the U.S. District Court for the Northern District of Florida, in any action or Proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or Proceeding shall be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or Proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.7 above. Each Party agrees that a final judgment in any action or Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

11.16 Waiver of Jury Trial. Each Party waives, to the fullest extent permitted by applicable Law, any right it may have to trial by jury in respect of any Proceeding arising out of this Agreement or the Transaction. Each Party acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waiver in this Section 11.16.

11.17 Representative.

(a) Each Seller hereby irrevocably constitutes and appoints Sheila Knowles as the Representative, for the purpose of performing and consummating the transactions contemplated by this Agreement. The appointment of Sheila Knowles as the Representative is coupled with an interest and all authority hereby conferred shall be irrevocable and the Representative is hereby authorized and directed to perform and consummate on behalf of Sellers all of the transactions contemplated by this Agreement.

(b) The Representative shall pay all costs and expenses incurred by or on behalf of the Representative, in his capacity as such, including costs and expenses incurred in connection with any pending or threatened dispute or claim with respect to this Agreement, any other Transaction Document or any agreement, document or instrument entered into pursuant to this Agreement, or the transactions contemplated hereby. The Representative shall be reimbursed for all such fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) first from the Representative Expense Fund Amount and thereafter from the Sellers pro rata in accordance with their Ownership Percentages. In connection with the foregoing, at the Closing, the Representative Expense Fund Amount shall be transferred by or on behalf of the Buyer to the Representative, to be used by the Representative to pay expenses incurred by the Representative in his or her capacity as the Representative. Once the Representative determines, in his or her sole discretion, that the Representative will not incur any additional expenses in its capacity as the Representative, then the Representative will distribute the remaining unused Representative Expense Fund Amount, if any, to the Sellers in amounts proportionate to their respective Ownership Percentages.

(c) Not by way of limiting the authority of the Representative, each and all of Sellers, for themselves and their respective heirs, executors, administrators, successors and assigns, hereby authorize the Representative to:

(i) waive any provision of this Agreement which the Representative deems necessary or desirable;

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(ii) execute and deliver on Sellers’ behalf all documents and instruments which may be executed and delivered pursuant to this Agreement, including without limitation the Acquired Shares and any transfer documentation with respect thereto;

(iii) calculate, negotiate and agree to any adjustments to the Purchase Price;

(iv) make and receive notices and other communications pursuant to this Agreement and service of process in any legal action or other Proceeding arising out of or related to this Agreement or any of the transactions contemplated hereunder;

(v) contest, negotiate, defend, compromise or settle any action, claims or disputes arising out of or related to this Agreement or any of the transactions contemplated hereunder through counsel selected by the Representative and solely at the cost, risk and expense of Sellers;

(vi) satisfy any indemnification amounts owed pursuant to the terms herein;

(vii) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with Orders of courts and awards of arbitrators with respect to such indemnification obligations or actions, claims or disputes;

(viii) resolve any actions, claims or disputes arising from Sellers indemnification obligations hereunder;

(ix) take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise;

(x) receive and distribute all or any portion of the Purchase Price or any other payment owing to Sellers hereunder in accordance with the terms herein or therein;

(xi) appoint or provide for successor agents;

(xii) select, retain, hire and consult with legal counsel, independent public accountants and other experts, solely at the cost and expense of Sellers;

(xiii) pay expenses incurred or which may be incurred by or on behalf of Sellers in connection with this Agreement; and

(xiv) take or forego any or all actions permitted or required of any Sellers or necessary in the judgment of the Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement.

(d) Each Seller agrees that the Representative shall have no Liability to Sellers for any act or omission by the Representative as permitted under this Section, excepting only actions taken in bad faith, and each Seller hereby irrevocably waives and releases any claims it may have against the Representative for his acts and omissions hereunder other than any actions taken in bad faith.

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(e) EACH SELLER UNDERSTANDS AND ACKNOWLEDGES THAT HE OR SHE IS: (A) AUTHORIZING THE REPRESENTATIVE TO ACT FOR THE SELLERS, COLLECTIVELY AND INDIVIDUALLY, WITH BROAD POWERS; AND (B) AGREEING THAT THE REPRESENTATIVE WILL NOT BE LIABLE TO THE SELLERS, COLLECTIVELY OR INDIVIDUALLY, UNLESS THE REPRESENTATIVE ACTS IN BAD FAITH. EACH SELLER FURTHER ACKNOWLEDGES THAT HE OR SHE HAS BEEN ADVISED TO SEEK INDEPENDENT AND SEPARATE COUNSEL PRIOR TO SIGNING THIS AGREEMENT AND HAS HAD THE OPPORTUNITY TO DO SO.

(f) In the event of the failure or refusal of Sheila Knowles to act as the Representative (or upon the death or incapacity (mental or physical) for more than 14 days of Sheila Knowles or any successor), the remaining Seller that is an individual shall be deemed the Representative for purposes of this Section 11.17 and the Agreement.

(g) All actions taken by the Representative under this Agreement shall be binding upon each Seller and its successors as if expressly confirmed and ratified in writing by each of them and all defenses which may be available to any Seller to contest, negate or disaffirm the action of the Representative taken in good faith under this Agreement or any other Transaction Document are waived. Buyer shall serve notice to the Representative with respect to any and all matters concerning any Seller arising out of or related to this Agreement, the Transaction Documents or the Transaction.

(h) Buyer shall be entitled to rely conclusively (without further evidence of any kind whatsoever) upon any document or other paper delivered by the Representative as being authorized by each Seller, as applicable. All decisions and actions by the Representative, including any agreement between the Representative and Buyer relating to (i) the determination of the Estimated Cash Purchase Price and the Final Cash Purchase Price pursuant to Section 1.3 (ii) the defense or settlement of any claims for which Sellers, as applicable, may be required to indemnify Buyer Indemnified Parties pursuant to Article 9 hereof, (iii) any amendment, supplement, or modification of this Agreement and any waiver of any claim or right arising out of this Agreement, discharging Liabilities and obligations, and (iv) the performance of all things and acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 11.17, shall be binding upon each Seller, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

11.18 Conflict of Interest; Attorney-Client Privilege.

(a) If the Sellers so desire, and without the need for any consent or waiver by the Buyer, Maynard, Cooper & Gale, P.C. (“MCG”) shall be permitted to represent the Sellers after the Closing in connection with any matter relating to this Agreement or the Transaction. Without limiting the generality of the foregoing, after the Closing, MCG shall be permitted to represent the Sellers, any of their Affiliates, or any one or more of them, in connection with any negotiation or transaction with the Buyer or any of its Affiliates under or relating to this Agreement or the Transaction, and any related matter. Each Party consents thereto, and waives any conflict of interest arising therefrom, and each such Party shall cause its Affiliates to consent to and waive any conflict of interest arising from such representation.

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(b) The Parties hereby agree that, as to all Privilege Assets, the attorney-client privilege and the expectation of client confidence belongs to the Sellers and shall be controlled by the Sellers and shall not pass to or be claimed by the Buyer or any of their Affiliates (including, following the Closing, the Company). The Buyer shall not, and shall not permit any of its Affiliates (including, following the Closing, the Company) to, assert for any reason that any legal privilege (including the attorney-client privilege) has been waived as to the Privilege Assets. Notwithstanding the foregoing, nothing in this Section 11.18 shall prevent the Buyer, any of their Affiliates (including, following the Closing, the Company), or any Person acting on behalf of or through any of them from complying with applicable Laws.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER

REKOR SYSTEMS, INC.

By:	/s/ Robert A. Berman
Name:	Robert A. Berman
Title:	Chief Executive Officer

COMPANY

SOUTHERN TRAFFIC SERVICES INC.

By:	/s/ Sheila R. Knowles
Name:	Sheila R. Knowles
Title:	President

SELLERS

/s/ Mark Knowles
Name:	Mark Knowles

REVOCABLE LIVING TRUST AGREEMENT OF SHELIA R. KNOWLES

By:	/s/ Sheila R. Knowles
Name:	Sheila R. Knowles
Title:	Trustee

REPRESENTATIVE

/s/ Sheila R. Knowles
Name:	Sheila Knowles

Exhibit A

Definitions

“Accounting Firm” has the meaning set forth in Section 1.3(b)(iii).

“Accounting Firm Engagement Date” has the meaning set forth in Section 1.3(b)(iii).

“Accounting Principles” means GAAP and, to the extent consistent with GAAP, on the basis of the same accounting principles, practices, methodologies, consistent classifications, valuations, judgments and policies used by the Company in preparing the balance sheet included in the Audited Financial Statements for the period ended December 31, 2021, but in all cases subject to the accounting procedures, principles and methodologies (including any exceptions to GAAP) set forth on Exhibit D.

“Acquired Shares” has the meaning set forth in the recitals.

“Acquisition Proposal” has the meaning set forth in Section 5.3(a)(i).

“Adjustment Holdback Amount” means an amount equal to $200,000.

“Adjustment Time” means 11:59 p.m. ET on the day immediately prior to the Closing Date.

 “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise. With respect to an individual, “Affiliate” shall also include any member of such individual’s Family Group. With respect to a trust or similar entity, “Affiliate” shall also include any beneficiary or trustee of such trust or entity.

“Agreement” has the meaning set forth in the preamble.

“AML Laws” means all U.S. and non-U.S. Laws relating to money laundering, including the Currency and Foreign Transactions Reporting Act of 1970 (most commonly referred to as the Bank Secrecy Act), as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and other relevant Laws.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption or bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010.

“Audited Financial Statements” has the meaning set forth in Section 3.8(a).

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“Average Trading Price” means the volume weighted average closing price of the shares of Buyer Common Stock on NASDAQ during the thirty (30) trading days ending at the end of trading on the day prior to the date of this Agreement.

“Base Cash Purchase Price” has the meaning set forth in Section 1.2(a)(i).

“Benefit Plans” has the meaning set forth in Section 3.21(a).

“Bid” means any bid, proposal, offer or quotation made by the Company or by a contractor team or joint venture, in which the Company is participating, that, if accepted, would lead to the award of a Government Contract.

“Business Day” means each day that is not a day on which banking institutions in Washington, D.C. are authorized or obligated by Law or executive Order to close.

“Buyer” has the meaning set forth in the preface.

“Buyer 2017 Equity Award Plan” means Buyer’s 2017 Equity Award Plan as adopted by Buyer in August 2017.

“Buyer Common Stock” means shares of the common stock, par value $0.0001 per share, of Buyer (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Buyer Indemnified Party” and “Buyer Indemnified Parties” has the meaning set forth in Section 9.2.

“Cash and Cash Equivalents” means the aggregate amount of all freely available cash and cash equivalents of the Company, determined in accordance with the Accounting Principles (which for the purposes of clarity, does not include cash or cash equivalents required to collateralize any letters of credit, performance bonds or other similar instruments or cash or cash equivalents held as a security deposit under any real estate lease or Contract). For the avoidance of doubt, Cash and Cash Equivalents shall (x) exclude the amount of any outstanding checks, outstanding drafts, outstanding wire transfers and outstanding debit transactions written or made for the accounts of the Company and (y) include any deposits in transit and deposits not yet cleared.

“Cash Consideration” has the meaning set forth in Section 1.2(a).

“Change of Control Payments” means all change of control, bonus, phantom stock, termination, severance, retention or other similar payments that are payable by the Company to any Person as a result of the transactions contemplated hereby, including the aggregate amount of the Company’s employer share of any and all Medicare, social security, payroll and similar Taxes that arise from any of the foregoing (other than any fees or compensation payable to brokers, finders, accountants, lawyers, investment bankers or other advisors for providing services in connection with such transactions).

“Closing” has the meaning set forth in Section 1.4.

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“Closing Cash and Cash Equivalents” means the Cash and Cash Equivalents as of the Adjustment Time.

“Closing Date” has the meaning set forth in Section 1.4.

“Closing Indebtedness” means the aggregate Indebtedness of the Company as of the Adjustment Time. Closing Indebtedness shall be determined in accordance with the Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preface.

 “Company Financial Statements” has the meaning set forth in Section 3.8(a).

 “Company Intellectual Property” means collectively the Owned Intellectual Property and the Licensed Intellectual Property.

“Company IP Agreements” means (a) licenses of, options to or covenants not to sue or assert with respect to, Company Intellectual Property by the Company to any Third Party or any other instruments or other arrangements to which the Company is a party, pursuant to which any Third Party has obtained any right, title or interest in any Company Intellectual Property, (b) licenses or sublicenses of Company Intellectual Property by any Third Party to the Company, or any other permissions or agreements pursuant to which the Company has obtained any right, title or interest in Intellectual Property, and (c) agreements between the Company and any Third Party relating to the use, development, prosecution, enforcement or commercialization of Company Intellectual Property.

 “Company Products” means the products, equipment, hardware, Software, tools, or applications (i) that are currently developed, manufactured, marketed, sold, offered for sale, supplied, provided, promoted, licensed to Third Parties, or otherwise commercialized by the Company, and (ii) from which the Company recognizes any material revenue (including revenue associated with maintenance or service agreements). For the avoidance of doubt, the term “Company Products” does not include products, equipment, hardware, Software, tools, or applications that were specifically developed for a Third Party pursuant to a Contract.

“Company Software” means all Software (a) material to the operation of the Company’s business, other than commercially available “off the shelf” Software, or (b) manufactured, distributed, sold, licensed or marketed by the Company.

“Company Stockholders Agreement” means that certain Shareholders’ Stock Purchase Agreement, dated as of April 5, 2019, by and among the Company, Mark D. Knowles and Sheila R. Knowles, individually and as Trustee under the Revocable Living Trust Agreement Sheila R. Knowles, dated November 25, 2003 (Amended and Restated on April 15, 2010).

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“Company Systems” means all of the following used by or for, or otherwise relied on by, the Company (whether owned by the Company or a Third Party): computers, computer systems, servers, hardware, Software, firmware, middleware, websites, databases, networks, servers, workstations, routers, hubs, switches, data communication equipment and lines, telecommunications equipment and lines, co-location facilities and equipment, and all other information technology equipment and related items of automated, computerized or Software systems, including any outsourced systems and processes (e.g., hosting locations) and all associated documentation. Company Systems shall include the Company Products.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of March 1, 2022, by and between Buyer and the Company.

“Contingent Consideration” means an amount equal to $2,000,000.

“Contract” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement, whether written or oral, that is legally binding upon a Person or any of its property, including all amendments, waivers or other changes thereto.

“Controlling Party” has the meaning set forth in Section 10.7.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“COVID-19 Legislation” means the Families First Coronavirus Response Act (P.L. 116-127), the Coronavirus Aid, Relief and Economic Security Act (P.L. 116-136), the Consolidated Appropriations Act, 2021 (P.L. 116-260), the American Rescue Plan Act of 2021 (P.L. 117-2), in each case, as amended, and any other similar, additional, successor, or future federal, state, local, or foreign Law, including any presidential memorandum or executive Order, enacted, adopted or otherwise implemented in connection with or in response to the COVID-19 disease caused by the SARS-CoV-2 virus (or any mutation or variation thereof).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other similar Law, Order, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in connection with or in response to the COVID-19 disease caused by the SARS-CoV-2 virus (or any mutation or variation thereof).

“COVID Relief Funds” has the meaning set forth in Section 3.8(e).

“Damages” means all damages, dues, penalties, fines, settlements, Liabilities, Proceedings, demands, judgments, awards, Taxes, obligations, Liens, losses, costs, expenses, and fees, whether or not arising out of Third Party Claims, including interest, court costs and reasonable attorneys’, consultants’, experts’ and other professional advisors’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing; provided that, except in the case of fraud, Damages shall not include special, punitive or exemplary except to the extent any such damages are actually awarded or paid in connection with a Third Party Claim.

“Data Room” means the virtual data room established by Buyer in relation to the transactions contemplated by this Agreement and hosted by Firmex.

A-4

“Data Security Requirements” means the following, in each case to the extent relating to the conduct of the business of the Company, any privacy, security or security breach notification requirements, any Company System, any Sensitive Information, or any matters relating to data privacy, protection or security: (i) all Privacy and Security Laws and other applicable Laws and any related security breach notification requirements; (ii) the Company’s own respective rules, policies, and procedures; (iii) industry standards applicable to certifications applicable to the Company (including PCI-DSS, ISO or SAE standards, as applicable); and (iv) Contracts to which the Company is bound.

 “Deductible” has the meaning set forth in Section 9.7(a).

“Developments” means the authorship, conception, creation, reduction to practice, or development of any Intellectual Property for the Company, or any Owned Intellectual Property.

“Disclosure Schedule” has the meaning set forth in the preface to Article 3.

“Disputed Items” has the meaning set forth in Section 1.3(b)(iii).

“EAR” means the Export Administration Act (EAA) of 1979 (P.L. 96-72).

“Earnout Calculation Statement” has the meaning set forth in Section 1.5(b).

“Earnout Payment” has the meaning set forth in Section 1.5(a).

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA, as amended.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA, as amended.

“Employment Agreement” has the meaning set forth in the recitals.

“Environmental Laws” means any applicable federal, state, local or foreign Laws, statutes, rules, regulations, standards, requirements, rules and principles of common law, ordinances and codes, including any judicial and administrative interpretations thereof, relating to (a) the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource); (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Substances; or (c) safety issues (including occupational safety and health), in each case as amended and as in effect on the date hereof.

“Equity” means, with respect to any Person, any capital stock, membership interests, other share capital, equity or ownership interest or voting security, and in the case of the Company, includes the Acquired Shares.

A-5

“Equity Equivalents” means, with respect to any Person, (i) any securities (including debt securities) directly or indirectly convertible into or exchangeable or exercisable for any Equity or securities containing any profit participation features, (ii) any rights, warrants or options directly or indirectly to subscribe for or to purchase any Equity, or securities containing any profit participation features, or to subscribe for or to purchase any securities (including debt securities) convertible into or exchangeable or exercisable for any Equity or securities containing any profit participation features, (iii) any share appreciation rights, phantom share rights, other rights the value of which is linked to the value of any securities or interests referred to in clauses (i) through (ii) above or other similar rights, or (iv) any securities (including debt securities) issued or issuable with respect to the securities or interests referred to in clauses (i) through (iii) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any Person means any other Person that together with such Person, would be treated as a single employer under Section 414 of the Code.

“Estimated Cash and Cash Equivalents” has the meaning set forth in Section 1.3(a)(i).

“Estimated Cash Purchase Price” has the meaning set forth in Section 1.2(a)(i).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 1.3(a).

“Estimated Net Working Capital Adjustment” has the meaning set forth in Section 1.3(a)(ii).

“Estimated Unpaid Taxes” has the meaning set forth in Section 1.3(a)(iv).

“Estimated Unpaid Transaction Expenses” has the meaning set forth in Section 1.3(a)(v).

“Ex-Im Laws” means all Laws relating to export, reexport, transfer, and import controls, including those administered by the United States (including by the U.S. Department of Commerce, the U.S. Department of State, or U.S. Customs and Border Protection), the European Union, any EU Member State, or any other relevant Governmental Entity.

“Exchange Act” has the meaning set forth in Section 4.9(b).

“Family Group” means, with respect to any natural Person, such Person’s spouse, children, parents and siblings and any trust or other entity formed solely for the benefit of such Person or such Person’s spouse, children, parents, siblings or children.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Final Cash Purchase Price” means (i) the Base Cash Purchase Price plus (ii) the Cash and Cash Equivalents, plus (iii) the Net Working Capital Adjustment (which may be positive or negative), minus (iv) the amount of Unpaid Transaction Expenses, minus (v) the amount of Closing Indebtedness, and minus (vi) the amount of the Unpaid Taxes, all as finally determined pursuant to Section 1.3(b).

A-6

“Fundamental Company Representations” are the representations and warranties contained in Section 3.1 (Organization, Qualification, Corporate Power), Section 3.2 (Authorization of Transaction), Section 3.5 (Capitalization), the first sentence of Section 3.13(a) (Title to Assets) and Section 3.29 (Brokers).

“Fundamental Representations” means the Fundamental Company Representations and the Fundamental Seller Representations.

 “Fundamental Seller Representations” are the representations and warranties contained in Section 2.1 (Authorization of Transaction; Binding Agreement), Section 2.3 (Ownership of Acquired Shares) and Section 2.6 (Brokers).

 “GAAP” means United States generally accepted accounting principles as in effect from time to time.

“General Limitation” has the meaning set forth in Section 9.7(b).

“Georgia DOT Contract” means that certain State of Georgia Department of Transportation Fixed Agency Service Contract No. 48400-196-DOT0000893-001, dated as of October 31, 2017 (as amended and renewed from time to time), by and between the Company and the Georgia Department of Transportation.

“Governing Documents” means, with respect to any Person, such Person’s certificate or articles of formation or incorporation, bylaws, limited liability company/operating agreement, trust agreement or any similar organizational or other similar constituent document, as applicable, each as amended.

“Government Contract” means any Government Prime Contract or Government Subcontract, together with any modifications, amendments or waivers thereto, as to which the period of performance has not expired or been terminated and the Government has not made final payment. A task order or delivery order is not itself a Government Contract but is a part of the Government Contract to which it relates.

 “Governmental Entity” means any government or governmental authority or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, as well as any corporations owned or chartered by any such governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality.

“Government Official” means any foreign official or employee, foreign political party or official thereof, or candidate for foreign political office, or any person acting in an official capacity for or on behalf of any foreign government, department, agency, or instrumentality, or on behalf of any public organization, as such terms are defined under applicable Anti-Corruption Laws.

“Government Prime Contract” means any prime contract, basic ordering agreement, letter contract, purchase order or “other transaction” agreement between the Company and any state or the Federal government.

A-7

“Government Subcontract” means any subcontract, basic ordering agreement, letter subcontract, purchase order or other agreement between the Company and any higher-tier contractor with respect to a Government Prime Contract.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous, or a “pollutant” or “contaminant” or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance for which exposure is regulated by any Governmental Entity or any Environmental Law including, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead, mold, mold spores and mycotoxins or polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person, the aggregate amount of any obligations (including principal, premium, accrued interest, reimbursement or indemnity obligations, bonds, financing arrangements, prepayment and other penalties, breakage fees, sale or liquidity participation amounts commitment and other fees and related expenses) and all other amounts payable in connection therewith, with respect to or representing: (a) indebtedness of such Person, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), including factoring arrangements or asset securitizations; (b) foreign exchange Contracts, interest rate and currency swap arrangements or any other arrangements designed to provide protection against fluctuations in interest or currency rates; (c) commitments by which such Person assures a financial institution against loss (including contingent reimbursement obligations with respect to banker’s acceptances or letters of credit); (d) off-balance sheet financing of such Person, including synthetic leases and project financing; (e) obligations under capitalized leases; (f) obligations for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the Ordinary Course), including any earn-out obligations; (g) unpaid severance Liabilities currently being paid or payable in respect of employees and service providers of such Person, who terminated employment or whose services to the Company have ceased prior to the Closing and deferred compensation Liabilities of such Person as determined in accordance with the Accounting Principles, including the employer share of any and all Medicare, social security, payroll and other similar Taxes that will arise from the payment of such severance Liabilities; (h) any obligations upon which interest charges are customarily paid (excluding trade accounts payable incurred in the Ordinary Course); (i) obligations under conditional sale or other title Employment Agreements; and (j) all obligations of the type referred to in clauses (a) through (i) of any other Person the payment of which such Person is responsible or liable directly or indirectly as obligor, guarantor, surety or otherwise.

“Indemnified Party” means the Party seeking indemnification.

“Indemnifying Party” means the Party from whom indemnification is sought.

A-8

 “Intellectual Property” means all of the following: (i) United States and foreign patents, patent applications, continuations-in-part, divisions or reissues (collectively, “Patents”); (ii) United States federal, state and foreign trademarks, service marks, and trade names, pending applications to register the foregoing, and common law trademarks, service marks and trademarks, designs, logos, and other designations of origin (collectively, “Trademarks”); (iii) any and all copyrightable works of authorship, including but not limited to registered copyrights in both published works and unpublished works, unregistered copyrights in both published works and unpublished works, and applications to register copyrightable works of authorship (collectively, “Copyrights”); (iv) trade secrets, including, confidential or proprietary business information, know-how, concepts, methods, processes, specifications, inventions, formulae, reports, data, customer lists, mailing lists, business plans, or other material proprietary information (collectively, “Trade Secrets”); (v) computer software code (“Software”); (vi) all registered domain names; and (vii) all other intellectual property or proprietary rights.

“Interim Financial Statements” has the meaning set forth in Section 3.8(a).

“Interim Period” has the meaning set forth in Section 5.1.

“IRS” means the United States Internal Revenue Service.

“Key Employees” means Mark Knowles and Sheila Knowles.

“Knowledge” means (i) in the case of the Company, the actual knowledge of each of Sellers and Amy Zeigler after reasonable inquiry of those employees who are direct reports to such individuals or who have primary responsibility for the matter to which the Company’s Knowledge applies and (ii) in the case of Buyer, the actual knowledge of Eyal Hen after reasonable inquiry of those employees who are direct reports to such individual or who have primary responsibility for the matter to which the Buyer’s Knowledge applies.

“Laws” means all statutes, laws (including common law), codes, ordinances, regulations, rules, Orders, assessments, awards or acts of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 3.12.

“Liability” means any liability, commitment, debt, claim, demand, expense or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and due or to become due).

“Licensed Intellectual Property” means Intellectual Property licensed to the Company pursuant to the Company IP Agreements.

“Lien” means any mortgage, pledge, lien (statutory or otherwise), encumbrance, security interest, charge, claim, assignment, deposit arrangement, license, restriction on transfer, right of first refusal or offer, option, warrant, purchase right or other similar Third Party right of any kind or nature.

A-9

“Material Adverse Effect” means, any result, occurrence, fact, change, event or effect that, individually or in the aggregate with any other results, occurrences, facts, changes, events or effects, has had a material adverse effect on (a) the assets, properties, results of operations, financial condition or business of the Company, taken as a whole, or (b) the ability of the Company or any Seller to consummate the transactions contemplated by this Agreement in a timely manner or to perform its obligations hereunder. Notwithstanding the foregoing, solely for purposes of the foregoing clause (a), no result, occurrence, fact, change, event or effect shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent relating to (i) the economy or the financial, banking or securities markets in general, (ii) national or international political or social conditions, including acts of terrorism and the engagement by the United States in hostilities, (iii) any U.S. Government shutdown, (iv) the public announcement and consummation of the transactions contemplated by this Agreement (including any cancellations or delays in contract awards and any impact on relationships with customers, prime contractors, subcontractors or suppliers), or (v) any failure to meet financial projections or forecasts for any period ending on or after the date of this Agreement (although the underlying facts and circumstances resulting in such failure may be taken into account); provided that any change, effect, event, circumstance, occurrence or state of facts relating to items (i) or (ii) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such change, effect, event, circumstance, occurrence or state of facts has a disproportionate adverse effect on the Company as compared to other participants in the industries in which the Company operates.

“Material Contract” has the meaning set forth in Section 3.17(a).

“Material Customer” has the meaning set forth in Section 3.24.

“Material Vendor” has the meaning set forth in Section 3.25.

“Mini Basket” has the meaning set forth in Section 9.7(a).

“Net Working Capital” shall mean the current assets of the Company, as of the Adjustment Time, less the current Liabilities of the Company, as of the Adjustment Time, as determined in accordance with the Accounting Principles; provided, however, that Net Working Capital shall exclude and not be (a) reduced by (i) any Indebtedness of the Company, (ii) Unpaid Taxes or any Tax Liabilities (current or deferred) (other than payroll Taxes accrued in the Ordinary Course) or (iii) any Transaction Expenses, or (b) increased by (i) Cash and Cash Equivalents, (ii) Restricted Cash and Cash Equivalents, (iii) any Tax assets (current or deferred) or (iv) all amounts paid to the Company by Buyer at the Closing in connection with the Transaction (e.g., to fund the payment Unpaid Transaction Expenses or Closing Indebtedness). Set forth on Exhibit D is an agreed upon illustrative calculation of the Net Working Capital of the Company as of April 30, 2022.

“Net Working Capital Adjustment” means (i) if Net Working Capital exceeds the Target Net Working Capital, then the amount by which Net Working Capital exceeds the Target Net Working Capital; or (ii) if the Target Net Working Capital exceeds Net Working Capital, then the amount by which the Target Net Working Capital exceeds Net Working Capital; provided, that any amount which is calculated pursuant to clause (ii) above shall be deemed to be a negative number.

“Note Consideration” means an amount equal $2,000,000.

“Objection Notice” has the meaning set forth in Section 1.3(b)(iii).

“OCI” has the meaning set forth in Section 3.18(f).

A-10

“Order” means any order, judgment, writ, injunction, stipulation, or decree by a Governmental Entity.

“Ordinary Course” means the ordinary course of business consistent with past practice.

“Overall Cap” has the meaning set forth in Section 9.7(c).

“Owned Intellectual Property” means all Intellectual Property owned by, or purported to be owned by, the Company.

“Ownership Percentage” or “Ownership Percentages” has the meaning set forth in Section 1.2(i).

“PPACA” has the meaning set forth in Section 3.21(c).

“Participating Party” has the meaning set forth in Section 10.9.

“Party” and “Parties” has the meaning set forth in the preface.

“Pass-through Tax Return” means any Tax Return involving Taxes primarily payable by the owners of an entity (rather than the entity itself).

“Pass-through Taxes” means the Taxes associated with a Pass-through Tax Return.

“Patents” has the meaning set forth in the definition of “Intellectual Property”.

“Pension Plans” has the meaning set forth in Section 3.21(a).

“Permits” has the meaning set forth in Section 3.11.

“Permitted Liens” means (A) any Lien for Taxes, assessments or other governmental levies, fees or charges which are either (i) not due and payable as of the Closing Date or (ii) being contested in good faith by appropriate Proceedings for which appropriate reserves have been established to the extent required under the Accounting Principles in the Company Financial Statements; (B) mechanics Liens and similar Liens for labor, materials or supplies provided with respect to real property incurred in the Ordinary Course for amounts which are not due and payable and which shall be paid in full and released at Closing; and (C) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the Company’s business thereon.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or Governmental Entity.

“Personal Information” means (i) any information with respect to which there is a reasonable basis to believe that the information can be used to identify an individual, including demographic information; (ii) Social Security numbers; or (iii) any information that is regulated or protected by one or more Privacy and Security Laws.

A-11

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on (and including) the Closing Date.

“Pre-Closing Taxes” means, without duplication, (i) all Taxes (or the non-payment thereof) of any Seller, (ii) all Taxes (or the non-payment thereof) of or imposed on the Company for each Pre-Closing Tax Period and the portion through the end of the Closing Date for any Straddle Period, (iii) all Taxes of any member of an Affiliated Group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar U.S. state or local, or non-U.S. Law, (iv) all transfer Taxes (as determined pursuant to Section 10.8 but reduced by any amounts taken into account as Transaction Expenses in the computation of the Final Cash Purchase Price), (v) any Taxes that the Company has deferred as of the Closing Date pursuant to any COVID-19 Legislation, and (vi) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing.

“Preliminary Closing Statement” has the meaning set forth in Section 1.3(a).

“Prime Rate” means, at any time, the annual interest rate set forth as the “Prime Rate” in the “Interest Rate” table of the most recent edition of The Wall Street Journal.

“Privacy and Security Laws” means all applicable Laws concerning the privacy and/or security of Personal Information, and all regulations promulgated thereunder, including (in each case to the extent applicable) the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, state Social Security number protection Laws, and state data breach notification Laws.

“Privilege Assets” means (a) any attorney-client privilege of the Sellers or the Company as of immediately prior to the Closing, pertaining to communications in respect of this Agreement or the Transaction, and (b) to the extent entitled to the protections afforded by the attorney-client privilege, all emails, correspondence, invoices, recordings, and other documents or files, evidencing or reflecting communications between the Sellers or the Company, on the one hand, and MCG to the Sellers or the Company on the other hand, pertaining to this Agreement or the Transaction, and as to which there exists any attorney-client privilege of the Sellers or the Company as of immediately prior to the Closing.

“Proceeding” means any action, suit, proceeding (including any arbitration proceeding), investigation, claim, charge, complaint, audit, inquiry or other proceeding.

“Proceeds Allocation Schedule” has the meaning set forth in Section 1.2(c).

A-12

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA or Section 4975 of the Code.

“Proposed Closing Balance Sheet” has the meaning set forth in Section 1.3(b)(i).

“Proposed Closing Statement” has the meaning set forth in Section 1.3(b)(i).

“Purchase Price” has the meaning set forth in Section 1.2.

“Real Property Leases” has the meaning set forth in Section 3.12.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of the Software in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of the Software in its unmodified form) be at no charge; (iii) a requirement that any other licensee of any other Software (other than such item of the Software in its unmodified form)be permitted to modify, make derivative works of, or reverse-engineer any such other Software; (iv) a requirement that such other Software be redistributable by other licensees (other than such item of the Software in its unmodified form); or (v) the grant of any Patent rights (other than Patent rights in such item of the Software), including non-assertion or Patent license obligations (other than Patent obligations relating to the use of such item of the Software).

“Related Persons” means any director, manager, officer, consultant, employee or Affiliate of the Company, any Seller or any Affiliate of any of the foregoing (other than the Company).

“Remaining Disputed Items” has the meaning set forth in Section 1.3(b)(iii).

“Reply Deadline” has the meaning set forth in Section 1.3(b)(iii).

“Representative” has the meanings set forth in the preface.

 “Representative Expense Fund Amount” means twenty-five thousand dollars ($25,000.00).

“Responsible Party” has the meaning set forth in Section 9.6.

“Restricted Cash and Cash Equivalents” means the aggregate amount of all Cash and Cash Equivalents held that is contractually restricted from being distributed to the Company or not available for general corporate purposes. For the avoidance of doubt, Restricted Cash and Cash Equivalent shall include uncleared checks and drafts received or deposited for the account of the Company, including deposits in transit, and shall exclude and be reduced by any amounts included in outstanding checks, outstanding drafts, outstanding wire transfers and outstanding debit transactions written or made for the accounts of the Company.

“RSU Grants” has the meaning set forth in Section 8.3.

A-13

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of the Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under applicable Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”); (ii) any entity that is, in the aggregate, fifty percent (50%) or greater owned or otherwise controlled by, directly or indirectly, one or more individuals or entities described in clause (i); or (iii) a national of any Sanctioned Country.

“Sanctions Laws” means all Laws relating to economic or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any EU Member State, or any other relevant Governmental Entity.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.9(b).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.9(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnified Party” and “Seller Indemnified Parties” have the meanings set forth in Section 9.3.

“Seller Notes” has the meaning set forth in Section 1.2(a)(i)(C).

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Sensitive Information” means, in any form or medium, any (i) Trade Secrets or sensitive or confidential information, (ii) privileged or proprietary information which, if compromised through any theft, interruption, modification, corruption, loss, misuse or unauthorized access or disclosure, could cause serious harm to the organization owning it, (iii) information covered by Law, including the Privacy and Security Laws or (iv) Personal Information.

“Software” has the meaning set forth in the definition of “Intellectual Property.”

“Sponsor” means any Governmental Entity, university, college, other educational institution, research center, nonprofit organization or private source.

“Statutory Representations” are the representations and warranties contained in Section 3.9 (Tax Matters) and Section 3.21 (Employee Benefits).

“Stock Consideration” means an amount equal to $2,000,000.

A-14

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interest of which is sufficient to elect at least a majority of the board of directors or other governing body (or, if there are no such voting interests, 50% or more of the Equity interest of which) is owned directly or indirectly by such first Person.

“Target Net Working Capital” means $2,700,000.

“Tax” and “Taxes” means (i) U.S. federal, state, local or non-U.S. or other income, gross receipts, ad valorem, franchise, profits, windfall profits, value-added, goods and services, harmonized sales, sales or use, transfer, registration, excise, utility, environmental (including taxes under former Section 59A of the Code), communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, unemployment, disability, social security (or similar), health insurance, premiums, government pension plan, severance, stamp, occupation, alternative or add-on minimum (including taxes under Section 59A of the Code), and estimated taxes, all other fees, assessments and charges, in each case in the nature of a tax, including escheat, unclaimed property and customs duties, and other taxes of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) above, and (iii) all amounts described in clauses (i) and (ii) above payable as a result of having been a member of an Affiliated Group for any taxable period, or as a result of successor or transferee Liability, by Contract (other than any such Contract entered into in the Ordinary Course and the principal purpose of which is not the allocation or sharing of Taxes) or otherwise.

“Tax Proceeding” has the meaning set forth in Section 10.6(a).

“Tax Return” means any return, report, information return or other document, including any schedule or attachment thereto, and including any amendment thereof, relating to Taxes filed or required to be filed with any Taxing Authority or other Governmental Entity.

“Taxing Authority” means any Governmental Entity responsible for the administration, imposition or collection of any Tax.

“Third Party” means any Person other than a Party to this Agreement.

“Third Party Claim” has the meaning set forth in Section 9.6.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.

“Transaction” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transaction Documents” means, collectively, this Agreement and all other agreements, certificates and instruments entered into in connection with this Agreement.

A-15

“Transaction Expenses” means the aggregate amount of (i) any fees, expenses, commissions or other amounts payable by the Company (whether on behalf of the Company, any Seller or any of their respective Affiliates) or that is subject to payment or reimbursement by the Company in connection with any of the Transaction Documents or the transactions contemplated hereby and thereby, including the fees and expenses of any advisors, experts, brokers, finders, consultants, accountants, auditors, lawyers, investment bankers or other advisors, (ii) any fees and expenses of the Company associated with obtaining necessary or appropriate waivers, consents or approvals on behalf of the Company or any Seller in connection with the consummations of the transactions contemplated by the Transaction Documents, (iii) any fees or expenses associated with obtaining the release and termination of any Liens in connection with the transactions contemplated by the Transaction Documents, and (iv) any Change of Control Payments.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Unpaid Taxes” means all current (and not deferred) unpaid Taxes of the Company with respect to any Pre-Closing Tax Period ending on the Closing Date, including the pre-Closing portion of any Straddle Period as determined under Sections 10.1 and 10.2, in each case such Taxes to be computed in a manner consistent with the past practices of the Company as reflected in the most recent Tax Returns filed by the Company prior to the Closing, unless otherwise required by law (including any unpaid personal property Taxes owing on account of personal property of the Company located in states as to which the Company has not paid, or filed Tax Returns for, personal property Taxes). For the avoidance of doubt, Unpaid Taxes shall not include Taxes taken into account as Transaction Expenses, in Net Working Capital or otherwise in the calculation of the Final Cash Purchase Price pursuant to Section 1.3(b) (except as Unpaid Taxes).

“Unpaid Transaction Expenses” means those Transaction Expenses which have not been paid as of the Adjustment Time.

“Welfare Plans” has the meaning set forth in Section 3.21(a).

A-16

Exhibit B

Earnout EBITDA Illustrative Calculation

[Omitted]

Exhibit C

Disclosure Schedule

[Omitted]

Exhibit D

Accounting Principles

[Omitted]

Exhibit E

Form of Seller Note

[Omitted]